    As filed with the Securities and Exchange Commission on December 15, 2003
     An Exhibit List can be found on page II-5. Registration No. 333-_____

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      INTEGRATED PERFORMANCE SYSTEMS, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


       New York                        3674                    11-3042779
----------------------------  -------------------------  ----------------------
(State or other Jurisdiction  (Primary Standard             (I.R.S. Employer
of Incorporation              Industrial Classification     Identification No.)
or Organization)              Code Number)


                                10501 FM 620 East
                               Frisco, Texas 75035
                                 (972) 381-1212
                ------------------------------------------------
                   (Address and telephone number of principal
               executive offices and principal place of business)


                        D. RONALD ALLEN, CHAIRMAN AND CEO
                      INTEGRATED PERFORMANCE SYSTEMS, INC.
                     10501 FM 620 East, Frisco, Texas 75248
                                 (972) 381-1212
            (Name, address and telephone number of agent for service)

                                   COPIES TO:

                             Darrin M. Ocasio, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                Approximate date of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                   CALCULATION OF REGISTRATION FEE
======================================= =============== ================== ================== ==============
                                                         Proposed Maximum   Proposed Maximum    Amount of
  Title of Each Class of Securities       Amount to be  Offering Price Per Aggregate Offering Registration
           to be Registered              Registered (1)     Security(2)          Price             Fee
--------------------------------------- --------------- ------------------ ------------------ --------------
Shares of common stock, $.01 par value    3,277,244(3)       $1.80         $5,899,039.20         $477.23

Shares of common stock, $.01 par value    1,666,666(4)       $1.80         $2,999,998.80         $242.70

Total                                     4,943,910                        $8,899,038.00         $719.93
======================================= =============== ================== ================== ==============


(1) Includes shares of our common stock, par value $0.01 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible debentures and the exercise of warrants by the selling stockholder. We are also registering such additional shares of common stock as may be issued as a result of the anti-dilution provisions contained in such securities. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated 200% of the number of shares of our common stock issuable upon conversion of the debentures. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on December 12, 2003.

(3) Includes 200% of the shares underlying convertible debentures.

(4) Includes shares underlying warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 15, 2003

The information in this prospectus is not complete and may be changed.

                      INTEGRATED PERFORMANCE SYSTEMS, INC.
                               4,943,910 Shares of
                                  Common Stock

         This prospectus relates to the resale by the selling stockholder of 4,943,910 shares of our common stock, based on current market prices. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder is an underwriter of the shares of common stock, which it is offering.

         We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. We will however receive up to $2,500,000 upon the exercise of warrants by the selling stockholders which proceeds will be used for working capital.

         Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "IPFS." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on December 9, 2003, was $1.98.

         Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December __, 2003.

         The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Integrated Performance Systems, Inc., with the Securities and Exchange Commission. The Selling Stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY

         The following summary highlights material information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

                      INTEGRATED PERFORMANCE SYSTEMS, INC.

         Through our subsidiaries, we manufacture and market circuit boards. Circuit boards are the basic semiconductor interconnection system used in almost all electronics equipment. The circuit boards manufactured and marketed by us are at the high end of the market, both as to technology and as to price. We have four kinds of products:

              o High reliability (military) RF (radio frequency) circuit boards.

              o      Commercial RF circuit boards.

              o      Discrete wiring technology (DWT) circuit boards.

              o      Fiber optics circuit boards.

         All of these are typically manufactured on specific orders from the customer and shipped directly from the factory to the customer by a common carrier, such as UPS or Federal Express. Usually the method of shipment is specified by the customer. Sales are effected through six U.S. manufacturer's representatives, with a total staff of about 16 persons, two in-house sales persons and one manufacturer's representative in Europe.

         We have incurred losses and experienced negative operating cash flow since our formation. For our fiscal years ended November 30, 2002 and 2001, we had a net loss of ($1,533,008) and ($4,491,939), respectively. We expect to continue to incur significant fixed and overhead costs in anticipation of a rebound in the telecommunications and avionics markets. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing.

         Our principal executive offices are located at 10501 FM 620 East Frisco, Texas 75248 and our telephone number is (972) 335-5157. We are incorporated in the State of New York.

                            The Offering
Common stock offered by selling stockholders ........................... Up to 4,943,910 shares, based on current
(includes 200% of the shares underlying                                  market prices and assuming full conversion of
convertible debentures and 100%                                          of the convertible notes
the shares underlying the warrants)                                      and  the  full  exerciseof the
                                                                         warrants. This number represents 25.21%
                                                                         of our current outstanding stock.

Common stock to be outstanding after the offering....................... Up to 19,609,359 shares

Use of proceeds......................................................... We will not receive any  proceeds  from the sale of the common stock.

Over-The-Counter Bulletin Board Symbol.................................. IPFS


The above information regarding common stock to be outstanding after the offering is based on 14,665,449 shares of common stock outstanding as of December 15, 2003 and assumes the subsequent conversion of our issued convertible debentures, with interest, and exercise of warrants by our selling stockholder.

                                  RISK FACTORS

This investment has a high degree of risk. We have summarized all of the material risks in this section. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS:

WE MAY NEVER BECOME PROFITABLE AND CONTINUE AS A GOING CONCERN BECAUSE WE HAVE HAD LOSSES SINCE OUR INCEPTION.

         We may never become profitable and continue as a going concern because we have incurred losses and experienced negative operating cash flow since our formation. For our fiscal years ended November 30, 2002 and 2001, we had a net loss of ($1,533,008) and ($4,491,939), respectively. We expect to continue to incur significant fixed and overhead costs in anticipation of a rebound in the telecommunications and avionics markets. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing. If such financing is available you may experience significant additional dilution.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

         In their report dated February 28, 2003, our independent auditors stated that our financial statements for the year ended November 30, 2002 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of a net loss for the year ended November 30, 2002 in the amount of $1,533,008 and an accumulated deficit of $12,250,699 as of November 30, 2002. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. The going concern qualification in the auditor's report increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

WE MAY HAVE TO CURTAIL OUR BUSINESS IF WE CANNOT FIND ADEQUATE FUNDING.

     We currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. We need immediate funds and may not be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms because of the following:

     -   we have no assets to pledge as security for the loan
     -   we are in poor financial condition
     -   we maybe viewed as a high market risk

     As a result, we may not have adequate capital to implement future expansions, maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and expenditures, which could harm our business and the value of our common stock.

OUR COMPETITIVE POSITION MAY BE HARMED IF WE FAIL TO RESPOND TO RAPID CHANGES IN THE MARKET FOR CIRCUIT BOARDS.

         Our competitive position may be harmed if we fail to respond to rapid changes in the market for circuit boards. Our future success will depend significantly on our ability to develop and market new products that keep pace with technological developments and evolving industry standards for circuit boards. Our delay or failure to develop or acquire technological improvements, adapt our products to technological changes or provide higher quality product lines that appeals to our customers may cause us to lose customers and may prevent us from generating revenue which could ultimately cause us to cease operations.

OUR BUSINESS OPERATIONS WILL BE HARMED IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING.

         Our business operations will be harmed if we are unable to obtain additional funding. We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2003. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain contracts for the provision of our technology and products.

THERE ARE RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS MADE BY US AND ACTUAL RESULTS MAY DIFFER.

         Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

         -- discuss our future expectations;
         -- contain projections of our future results of operations or of our financial condition; and
         -- state other "forward-looking" information.

         We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

RISKS RELATING TO OUR CURRENT FINANCING AGREEMENT:

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE BECAUSE THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE DEBENTURES, AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE.

         The market price of our common stock may decline because there are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price. As of December 1, we had 14,665,449 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 1,353,700 shares of common stock at current market prices, and outstanding options and warrants to purchase up to 1,666,666 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares included in this prospectus may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES TO THE SELLING STOCKHOLDER, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

Our obligation to issue shares upon conversion of our convertible securities is essentially limitless.

The following is an example of the amount of shares of our common stock that is issuable to the selling stockholder, upon conversion of our convertible debentures, based on market prices 25%, 50% and 75% below the close on December 15, 2003 of $1.95.

% Below       Price Per        With Discount         of Shares           Outstanding
Market           Share            at 20%             Issuable               Stock
------           -----            ------             --------               -----
25%             $1.46             $1.17                683,761              13.81%
50%             $0.98             $0.78              1,858,974              19.38%
75%             $0.49             $0.39              5,384,615              32.47%


         The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES MAY ENCOURAGE INVESTORS TO MAKE SHORT SALES IN OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

         The convertible debentures are convertible into shares of our common stock at a 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may lower the market price of the common stock.

RISKS RELATING TO OUR COMMON STOCK:

OUR COMMON STOCK IS SUBJECT TO "PENNY STOCK" RULES.

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

         o that a broker or dealer approve a person's account for transactions in penny stocks; and
         o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

         o obtain financial information and investment experience objectives of the person; and
         o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

         o sets forth the basis on which the broker or dealer made the suitability determination; and
         o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We will however receive up to $2,500,000 upon the exercise of warrants by the selling stockholders which proceeds will be used for working capital.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "IPFS."

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                                Source of
       Quarter         high bid low bid        information
       -------         ----------------        -----------
     12/00-02/01     High 3.75   Low  1.25    National Daily
     03/01-05/01     High 3.00   Low  1.01    Quotation Sheets
     06/01-08/01     High 2.35   Low  1.10
     09/01-11/01     High 2.10   Low  1.00

     12/01-02/02     High 2.25   Low   .64
     03/02-05/02     High 2.20   Low   .95
     06/02-08/02     High 1.88   Low  1.01
     09/02-11/02     High 1.69   Low   .40

     12/02-02/03     High 1.42   Low   .62
     03/03-05/03     High 1.65   Low  1.15
     06/03-08/03     High 1.30   Low   .82
     09/03-11/03     High 2.50   Low   .70


HOLDERS

         As of December 15, 2003, we had approximately 601 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Signature Stock Transfer, 2301 Ohio Dr., Suite 100, Plano, TX.

DIVIDENDS

         We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

         There are two limitations on our ability to pay dividends on the common stock at this time: First, there are no funds legally available for that purpose. Secondly, our Series A and Series B Preferred Stock is entitled to be paid dividends in preference to any other class of capital stock. This right to dividends is cumulative, commencing on the date the Series A and Series B Preferred Stock was first issued.

         At the end of the most recently completed fiscal year there are no equity securities authorized for issuance with respect to compensation plans.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTION REGARDING FORWARD-LOOKING INFORMATION

         Certain statements contained in this Registration Statement including, without limitation, statements containing the words "believes", "anticipates", "expects" and words of similar import, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

         Such factors include, among others, the following: international, national and local general economic and market conditions: demographic changes; the ability of us to sustain, manage or forecast our growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other factors referenced in this and previous filings.

         Given these uncertainties, readers of this Registration Statement and investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

OVERVIEW

         Integrated Performance Systems, Inc. is a contract manufacturer of quality, high performance circuit boards located in Dallas, Texas, just north of Dallas. Our products are used in computers, communication equipment, the aerospace industry, defense electronics and other applications requiring high performance electrical capability.

RESULTS OF OPERATIONS

Nine months ended August 31, 2003 compared to the nine months ended August 31, 2002.

         Revenues: Sales for the nine months ended August 31, 2003 were $4,135,348 a decrease of 12.08% from sales of $4,703,418 for the comparable period in 2002. Revenues for the quarter ended August 31, 2003 were $1,270,852, a decrease of 13.59% from revenues of $1,470,640, for the comparable period in 2002. The decrease in revenues for the quarter can be attributed to a decrease in customer orders as confidence in the economy has faltered during the third quarter. It is believed that demand for the company's products will begin to grow as confidence levels in the economy grow and inventory levels held by our customers are depleted.

         Gross Profit/ (Loss): Gross loss for the nine months ended August 31, 2003 was $290,547 versus a gross profit of $580,988 for the comparable period of 2002. Gross loss for the quarter ended August 31, 2003 was $308,543, versus a gross profit of $447,599 in the same quarter of 2002. The decrease in gross profit is attributed to a reduction in customer orders during economic hardship during the third quarter and the loss of orders for the company's higher margin products during this same period. Additionally, a portion of the decrease in gross profit is the effect of a one time adjustment made during the prior year quarter. The negative gross margin resulted from the Company maintaining its current personnel in preparation for an increase in orders during the fourth quarter and into the next fiscal year.

         Operating Expenses: for the nine months ended August 31, 2003, operating expenses were $1,176,089 compared to $1,182,435 for the comparable period of 2002. For the quarter ended August 31, 2003 operating expenses were $386,905 compared to $432,227, for the comparable quarter of 2002.

         Other Income and Expenses: For the nine months ended August 31, 2003, net other expense was $384,623 compared to $342,992, for the comparable period in 2002. For the quarter ended August 31, 2003, net other expense was $105,101 compared to $72,442, for the same quarter of 2002. The increase in expenses reflects an increase in interest expense for the quarter and an addition of an equity loss in its unconsolidated subsidiary.

Year ended November 30, 2002 compared to the year ended November 30, 2001

         For the year ended November 30, 2002, revenues were $7,221,506, a 12.31% decrease as compared to $8,235,431 for the year ended November 30, 2001. The decrease in revenues for the year can be attributed to the slow down in the telecommunications industry and the events of September 11, 2001. Backlog at November 30, 2002 was $2,191,754 versus $2,514,367 at November 30, 2001. This
12.83% decrease represents the continued slow growth in the economy and in the industry. It is believed that demand for the company's products will begin to grow as confidence levels in the economy grow and inventory levels held by our customers are depleted.

         Gross Profit/(Loss): Gross profits for the year ended November 30, 2002 were $879,028, versus a gross loss of $568,382 for the year ended November 30, 2001. The decrease in loss is attributed to the fact that operating costs were greatly reduced in the fourth quarter of 2001 and have continued to be reduced throughout 2002. Additionally, the Company recorded revenues in the amount of approximately $1,300,000 from one of its largest customers for product that was shipped during the fourth quarter of 2002 which resulted in gross profit of approximately $600,000.

         For the year ended November 30, 2002, expenses were $1,936,370 versus the $3,264,781 reported for 2001. The reduction in expense is attributable to a reduction in workforce from 91 employees to 53 employees, a decrease in prior year impairment expense of $613,000, and a restructuring of operating expenses beginning in the fourth quarter of 2001 and continuing during 2002.

         Other Income and Expenses: The November 30, 2002 quarter net other expense was $132,674 compared to $208,605 for the prior year. The 2002 net expense was $475,666, a decrease from the $658,776 of the prior year. These amounts reflect changes in debt levels at the Company during the respective periods and other miscellaneous income and expense items.

DISCUSSION OF CRITICAL ACCOUNTING POLICIES

         The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant estimates made by us in the accompanying financial statements relate to reserves for accounts receivable collectibility and inventory valuations. Actual results could differ from those estimates.

         Critical accounting policies are those that are both most important to the portrayal of a company's financial position and results of operations, and require management's subjective or complex judgments. Below is a discussion of what we believe are our critical accounting policies.

         Revenue Recognition: We recognize revenues when the products are shipped. At that time an agreement is in place, price is fixed, title for product passes to the customer, and collecitibility is reasonably assured.

         Allowance for Doubtful Accounts: Provisions to the allowance for doubtful accounts are made monthly and adjustments are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts.

         Inventory: Inventory consists principally of finished goods and raw materials and is priced at lower of cost or market, cost being determined using both the first-in and first out (FIFO) method. Reserves are provided against inventory for estimated obsolescence based upon the aging of the inventory and market trends.

LIQUIDITY AND CASH RESOURCES

         Liquidity and Cash Resources. As of August 31, 2003, the Company had negative working deficit of approximately $3,400,000 compared to negative working capital of $3,800,000 at November 30, 2002. The Company had a decrease in cash of $8,738 and $51,588 for the nine months ended August 31, 2003 and 2002, respectively. Cash resources of 254,113 were provided by operations for the nine months ended August 31, 2003, as compared to $188,810 of cash used in operations for the same period in 2002. Cash used in financing activities was $120,753 for the nine months ended August 31, 2003, and cash provided by financing activities was $124,706 for the same period in 2002. Our principal sources of cash during the six month period was our factoring arrangement and proceeds from the sale of common stock overseas.

         The Company continues to incur significant losses from operations and is currently seeking joint venture arrangement to help reduce the large overhead burden. In addition, the Company will continue to raise funds through sales of common stock overseas.

CONVERTIBLE DEBENTURE

         In October 2003, we signed a Securities Purchase Agreement with La Jolla Cove Investors, Inc. for the sale of a $250,000 8% convertible debenture and a warrant to purchase up 1,666,666 shares of our common stock. The debenture bears interest at 8%, mature in two years from the date of issuance, and is convertible into our common stock. The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price, multiplied by six and two-thirds times the dollar amount of the debenture being converted, divided by the conversion price. The conversion price is equal to the lesser of (i) $1.50; or (ii) 80% of the average of the five lowest volume weighted average price days during the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrant may be exercised concurrently or subsequently with a conversion of the debenture and then only for that number of shares of common stock equal to 10 times the principal amount of the convertible debenture being converted on that conversion date. The exercise price of the warrant is $1.50. See the "Selling Stockholders" section for a description of the convertible debenture and warrant issued to the La Jolla Cove Investors, Inc.

         We are obligated to file this Registration Statement under the Securities Act of 1933 to register the underlying conversion shares on either Form SB-2 or S-3 and have said Registration Statement effective no later than 90 days after closing.

         La Jolla Cove Investors, Inc. has contractually committed to convert not less than 5.0% but no more than 10.0% of the original face value of the debenture monthly beginning the month after the effective date of the Registration Statement. In addition, La Jolla is required to exercise warrants and purchase shares of common stock equal to ten (10) times the number of shares of common stock issued to it upon the respective mandatory conversion of the debenture.

         La Jolla has further contractually agreed to restrict its ability to convert the Debenture or exercise their warrants and receive shares of our common stock such that the number of shares held by the Holder and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

         In the event an election to convert is made and the volume weighted average price of our common stock is below $0.30 per share, we have the right to prepay any portion of the outstanding Debenture that was elected to be converted, plus any accrued and unpaid interest, at 125.0%.

         La Jolla may demand repayment of the Debenture of 125.0% of the face amount outstanding, plus all accrued and unpaid interest, in cash at any time prior to the date that underlying Registration Statement under the Securities Act of 1933 has not been declared effective by the U. S. Securities and Exchange Commission within 3 business days of such demand. If the repayment is accelerated, we are also obligated to issue to the Holder 10,000 shares of common stock and $5,000 cash for each 30 day period, or portion thereof, during which the face amount, including interest thereon, remains unpaid with the cash payment to increase to $10,000 for each 30 day period the balance remains unpaid after the initial 90 day period.

         If La Jolla does not elect to accelerate the Debenture, the Company shall immediately issue and pay La Jolla 10,000 shares of common stock and $5,000 cash for each 30 day period, or portion thereof, during which the face amount, including interest thereon, remains unpaid.

                                    BUSINESS

HISTORY.

         Integrated Performance Systems Inc. is a New York corporation chartered on November 29, 1990, with the name "ESPO's Inc." We formerly manufactured and sold clothing and accessories and sold and rented sporting goods and gave lessons for the sporting goods which it sold or rented. In December of 1999, we divested ourselves of all our assets and traded shares of our common stock in exchange for stock in a company which was operating under a license to design and manufacture MULTIWIRE technology.

         In March, 1999, one of our subsidiaries acquired all the assets of PC Dynamics Corporation, a Frisco, Texas, manufacturer of metalback RF circuit boards.

         By certificate of amendment of the certificate of incorporation dated March 30, 2001, filed April 4, 2001, our name was changed from ESPO's, Inc., to Integrated Performance Systems Inc.

         On March 31, 2003, we issued 700,000 shares of our common stock to certain shareholders of VoIUM Technologies, LTD, a Cayman Islands corporation headquartered in Singapore, 82,500 shares of our common stock to creditors of VoIUM and 1,000,000 shares of our common stock to VoIUM itself. In consideration, we received 48% of the outstanding common stock of VoIUM and VoIUM's agreement that the 1,000,000 shares of common stock issued to VoIUM would be sold outside the U.S. under SEC Regulation S for the purpose of meeting VoIUM's working capital needs.

         Wireless Broadcast Corporation (Asia) was formed in February of 2003 through a 50-50 Joint Venture between VoIUM Technologies LTD and Internet Broadcast Corporation from Dallas, Texas.

PRODUCTS

         We are a holding company, which does business through our subsidiaries. Our subsidiaries produce products and services with many different applications. These are the principal products and markets:

Circuit Boards

         We manufacture and sell products, which may be described as being, in a general sense, circuit boards. Their specific application may be as components, microwave interconnect solutions, antennas or sophisticated sub-system assemblies, but for convenience this memorandum describes all of them as "circuit boards". Circuit boards are the basic semiconductor interconnection system used in almost all electronics equipment. The circuit boards manufactured and marketed by us are at the high end of the market, both as to technology and as to price. At the present time, we make and sell primarily radio frequency, or RF, circuit boards but, to a lesser extent, discrete wiring technology, or DWT, circuit boards as well:

         (1) Radio Frequency (RF). Our RF circuit boards are multilayer circuit boards manufactured with low dielectric constant laminates and precise mechanical requirements for the circuits. These special materials require special processes not ordinarily available from high-volume multilayer competitors.

         (2) Discrete Wiring Technology (DWT). Most circuit boards in use today are what are known as multilayer circuit boards. Their circuits are printed and etched onto the board. DWT circuits, by contrast, actually use insulated wires to provide the signal interconnects. DWT is a more expensive process, but it has several distinct advantages over printed boards. These advantages are improved signal integrity, more consistent uniformity board-to-board, lower weight, lower temperature, superior impedance control and superior routeability.

Data Streaming

         VoIUM Technologies LTD, (owned 48% by us) with its subsidiaries, provides "repurposing" and wired and wireless delivery of content to businesses in South East Asia. In other words, in a world full of information or content, VoIUM builds and markets software platforms whose purpose is to bring the user information which is personalized to the user.

         Our position in VoIUM is newly acquired, and it is too early to have solid information on what impact the investment may have on our earnings.

Broadband Network and Services

         Wireless Broadcast Corporation (Asia) (a joint venture of VoIUM Technologies LTD) operates a broadband network and services ranging from the latest content, music, movies and on-line education with potential for future services growth. This is achieved through partnership with Internet Broadcast Corporation, which has created a variety of contents with movies from Hollywood studios and music from major music labels at prices, which we consider to be competitive.

         Here again, our position is newly acquired, and it is too early to have solid information on what impact the investment may have on our earnings.

MARKETS AND MARKETING

Circuit Boards

         Our circuit boards have three basic markets: military, avionics and communications. Specific applications of the kind of circuit boards which we manufacture would include supercomputers, test equipment, telecommunications, satellite communications, military avionics, counter measures, missiles, smart bombs, defense systems and cellular and PCS communications, even garage door openers and radar detectors. The telecommunications applications of these circuit boards are important in developed nations like the United States, but they are especially valuable in many underdeveloped nations, which lacking the necessary telephone infrastructure, are going directly to wireless.

         All of our circuit boards are typically manufactured on specific orders from the customer and shipped directly from the factory to the customer by a common carrier, such as UPS or Federal Express. Usually the method of shipment is specified by the customer. Sales are effected through manufacturer's representatives and through two sales persons in-house. Customers include Rockwell, Raytheon, Lockheed Martin, L-3, Honeywell and Celestica. For example, we have received a contract in excess of $1.4 million with Rockwell Collins for boards used in aircraft collision avoidance systems and an award of $445 thousand from Lockheed Martin to supply custom microwave circuits for the Aegis Weapon System.

         The unusual materials and processes used in wireless communications components and the skills required to custom design the products typically limit the number of our direct competitors. These primary competitors focus generally on fabrication and few include value-added assembly or captive metal back capability. For these reasons, we have targeted those capabilities to differentiate ourselves from the competition. When appropriate, based on the customer's needs, we offer services to add components to the assemblies, reducing the amount of work required by the customer after it receives our products and also improving our margins. IPS' well established capability within the metal back and large antenna markets positions IPS in the forefront of the most rapidly expanding portions of the wireless market.

Data Streaming

         The principal focus so far has been on the providers of news and financial information. VoIUM and its subsidiaries also provide research, software and services in wireless games and entertainment, inventory management and remote pest control monitoring and management. VoIUM has established partnerships with, and sold products or services to, major Asian companies including Singapore Telecom, Standard & Poor's International Market Services, Channel News Asia, Reuters Asia Pte Ltd and Mobile One.

Broadband Network and Services

         Wireless Broadcast Corporation (Asia)'s focus will be on Asia. It will be delivering specific Asian contents tailored to that territory.

THE FACILITY, EMPLOYEES AND EQUIPMENT.

         Our executive offices andmanufacturing facilities are located together in a single building at 10501 FM 720 East, in Frisco, Texas, approximately forty minutes northeast of DFW Airport. Initially, Performance Interconnect Corp. leased the building for a 3-year term which began on March 25, 1999. During fiscal 2001, we purchased the building, then subsequently sold it to a company of which our President is an officer and executed a 20-year lease for use of the building. There was no gain or loss attributable to the transaction.

         The building contains 45,000 square feet. At the this time we estimate that the building is being used at approximately 40% of its capacity. We are now running one full, and one partial, manufacturing shift with a total of 56 employees. Utilization can be increased as necessary by making the second shift a full shift and by running a third shift.

         We believe that our facilities are adequate for our needs for the foreseeable future.

         The capital equipment and processes used to build our products include:
5 CNC three-axis machine tools, manual machining equipment, 4 CNC multi-spindle drill routers, a class 10,000 clean room with film coaters, expose and development equipment. Processes used to plate the products include electroless copper, electrolytic copper, tin, tin/lead, electroless nickel (2 types), electrolytic nickel, electroless gold, electrolytic gold and various support processes that require horizontal process equipment.

ENVIRONMENTAL.

         Federal, state and local provisions regulating discharge of materials into the environment do not have a material affect on our capital expenditures, earnings and competitive position. Our manufacturing operations do generate acids and other wastes. These wastes are collected and stored on a short-term basis in an approved manner within the plant and are then removed monthly under a contract with an approved carrier at a total expense of approximately $10,000 per month. The disposal of these wastes is subject to regulation and monitoring by the Texas Natural Resources commission and by the Environmental Protection Agency. There are no material estimated capital expenditures for environmental control facilities for the remainder of the current fiscal year or in the foreseeable future.

                                LEGAL PROCEEDINGS

         We are not a party to any material pending litigation at this time nor is any of our properties are subject to any pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The term of office of each of the directors and directors is one year, beginning on the date of the annual meeting of shareholders, which is held within five months after the end of the fiscal year on November 30.

         D. Ronald Allen, Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Director, age 52. Mr. Allen is a financial consultant and C.P.A. located in Dallas, Texas. From 1971 to 1984, he worked as a tax accountant becoming a partner with KPMG Main-Hurdman prior to its merger with Peat Marwick. Since 1984, Mr. Allen has been an independent consultant and manager of several real estate and venture capital investments in both private and public companies.

         W. C. (Bill) Robinette, Jr., Consultant, age 60. Mr. Robinette, formerly the Company's Chief Executive Officer, now serves the Company as a consultant. He has a B.S. and M.S. in physics from Texas A&M University with graduate study at Purdue University. He holds six patents in semiconductor process and interconnect technology. Mr. Robinette began his career at Texas Instruments in the Semiconductor Research Development Labs. He was the co-founder, chairman and CEO of MicroModule Systems (a multi-chip subsystems company), Group Manager - Digital Equipment Low End Systems Manufacturing Business (a $4,000,000,000 enterprise), World Wide Manufacturing Vice President for Mostek Corporation, manager Greenfield construction and startup of Semiconductor Operation in Ireland. He has served on the Board of Directors of the North Caroline Microelectronics Center and as an alternate Board Member of Sematech. Mr. Robinette is a co-founder of MentorVest, a mentoring and business solutions firm.

         Brooks Harman, Secretary and Director, age 55. Mr. Harman has been an officer and Director of Performance Interconnect since it was first organized in 1996, originally serving as Vice President and, since February of 1999 as Chief Operating Officer. He has spent the past fifteen years as a consultant and guiding companies and individuals through financial restructuring. In addition to consulting, Mr. Harman has also been involved in real estate sales and investments.

         Steve Hallmark, Account Executive, age 50. Mr. Hallmark has over twenty years of experience in manufacturing, the last twelve with PC Dynamics. With PC Dynamics he has held positions as Engineering Manager, Quality Manager, and Sales Manager. Mr. Jordan's responsibility is sales, and he is concentrating his efforts on the military RF circuit board market.

         Daniel J. Kolb, General Manager, age 46. Mr. Kolb has been with the Company since June 2001. From June of 1998 to June 2001 he was sales representative for EDC, based in Irving, Texas, a supplier of printed circuit board manufacturers and related industries. From September, 1997, to May, 1998, Mr. Kolb was Plant Manager for Cuplex, a Garland, Texas, printed circuit board manufacturer with over 600 employees. He served H-R Industries, Inc., as Vice President Quality Assurance from March, 1997, to July, 1997, and as Vice President Manufacturing from May 1986, to March 1997.

                             EXECUTIVE COMPENSATION

         The following tables set forth certain information regarding our President and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending November 30, 2002, 2001, and 2000 that exceeded $100,000:


                           SUMMARY COMPENSATION TABLE

                               Annual Compensation
                                      Other

                                                 Annual      Restricted    Options       LTIP
   Name & Principal            Salary   Bonus    Compen-       Stock         SARs       Payouts      All Other
       Position       Year       ($)     ($)   sation ($)    Awards ($)     (#)(1)        ($)      Compensation
-------------------- ------- --------- ------- ------------ ------------- ----------- ------------ --------------
D. Ronald Allen,     2002       10,400   --        --           --            --           --          --
   President         2001      102,000   --        --           --            --           --          --
                     2000      139,000   --        --           --            --           --          --


Edward P. Stefanko,  2002            0   --        --           --            --           --          --
   Vice President    2001      102,000   --        --           --            --           --          --
                     2000      106,000   --        --           --            --           --          --


W.C. Ribinette,      2002            0   --        --           --            --           --          --
   Vice President    2001      128,000   --        --           --            231,200(1)   --          --
                     2000            0   --        --           --            --           --          --


         (1) 231,200 options exercisable at $1.50 per share and expire on November 30, 2006.

         No options were granted or exercised during our fiscal year ended November 30, 2002.

         Directors and Committee Members did not receive compensation from us during the fiscal year ending November 30, 2002.

         During the fiscal year ending November 30, 2002, the Board of Directors served as the Compensation Committee with regard to executive compensation, in the absence of a formal committee.

         Other than base salaries, there were no additional compensation plans or policies in place for any executive officer as of November 30, 2002. No cash bonuses were granted during fiscal year 2002. Restricted stock compensation to officers was issued in lieu of salary and approved by the Board of Directors. All stock compensation was issued in the form of restricted shares and, for accounting purposes, were valued at the prevailing closing market price on the day of issuance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 2001, we purchased the building in which we conduct operations. Subsequently, we sold the building to a company of which our President is an officer and executed a 20-year lease for use of the building. There was no gain or loss attributable to the transaction.

         During 2002 and 2001, we paid dividends on preferred stock to entities owned or controlled by our president and majority stockholder.

         The majority stockholder and President advances cash to the Company or pays expenses on behalf of the Company. The advances or expense payments are recorded as payable to stockholder and the Company pays 1% interest on the advances. The Company repays the balances when cash is available. At November 30, 2002, the balance due to the majority stockholder related to these advances was $348,388.

         The Company issued 775 shares of series C preferred stock to a company controlled by the majority stockholder and President for payment of accrued dividends totaling approximately $1,107,000.

         A joint venture controlled by the majority stockholder contributed $388,763 to IPS during the year. The contributions were recorded as paid in capital in 2002.

         Effective February 28, 2003, IPS' board of directors approved the conversion of 3,000 shares of Series C preferred stock into 3,000,000 shares of IPS' common stock. The Series C preferred is owned by an entity controlled by the majority shareholder and Chairman of the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 31, 2003 by


              o each person who is known by us to beneficially own more than 5% of our common stock;

              o      each of our officers and directors;

              o      all of our officers and directors as a group.

Except as otherwise noted, each person's address is c/o Integrated Performance Systems, Inc., 17300 N. Dallas Parkway, Suite 2040, Dallas, TX 75248.

Title of      Name and address                       Amount      Percent of
 Class          of owner                             owned         Class
 -----        ----------------                       -----         -----
 common       D. Ronald Allen holds the power
 stock        to vote:

              Associates Funding Group           2,817,203 shs.    20.44%
              17300 N. Dallas Pkwy.
              Suite 2040
              Dallas, TX 75248

              Winterstone Management, Inc.         905,244 shs.     6.57%
              17300 N. Dallas Pkwy.
              Suite 2040
              Dallas , TX 75248

              B.C. & Q. Corp.                      849,485 shs.     6.17%
              17300 N. Dallas Pkwy.
              Suite 2040
              Dallas, TX 75248

              Brooks Harmon holds the power
               to vote:

              Summit Innovations                   692,975 shs.     5.03%
              10501 FM 620 East
              Dallas, TX 73035

              W. C. (Bill) Robinette, Jr.        1 231,200 shs.     1.68%
              17300 N. Dallas Pkwy.
              Suite 2040
              Dallas, TX 75248

1 Mr. Robinette has options to acquire this stock; see (d) below.


(2) All officers and directors as a group:

Title of      Name and address                       Amount      Percent of
 Class          of owner                             owned         Class
 -----        ----------------                       -----         -----
 common       All officers and directors         5,496,107 shs.    39.89%
 stock           as a group

2 Including the shares which Mr. Robinette has options to acquire; see (1) above and (d) below..

(3) Each shareholder who owns more than 10% of any class of the Company's securities, including those shares subject to outstanding options:


Title of      Name and address                       Amount      Percent of
 Class          of owner                             owned         Class
 -----        ----------------                       -----         -----
 common       D. Ronald Allen holds the
 stock        power to vote:

              Associates Funding Group           2,817,203 shs.    20.44%
              17300 N. Dallas Pkwy.
              Suite 2040
              Dallas , TX 75248

              Winterstone Management, Inc.         905,244 shs.    6.57%
              17300 N. Dallas Pkwy.
              Suite 2040
              Dallas , TX 75248

              B.C. & Q. Corp.                      849,485 shs.    6.17%
              17300 N. Dallas Pkwy.
              Suite 2040
              Dallas , TX 75248


(b) D. Ronald Allen holds the power to vote the securities of Associates Funding Group, Winterstone Management, Inc., and B.C. & Q. Corp. Brooks Harman holds the power to vote the securities of Summit Innovations.

(c) Non-voting securities and principal holders thereof:

(1) Each of the three highest paid persons who are officers or directors of the
Company:

Title of                         Name and address               Amount     Percent of
 Class                             of owner                     owned        Class
 -----                           ----------------               -----        -----

Series A Voting Cumulative Preferred Controlled by D. Ronald Allen:
Stock; $0.01 par value; redemp-
tion value of $1,000 per share   CMLP Group Ltd.               2,128 shs.     59%;
dividends of 8% the first year,  17300 North Dallas Parkway
10% the second year, 12% the     Suite 2040
third year, 14% the fourth       Dallas, TX 75248
year and 16% thereafter.
                                 Winterstone Management Inc.   1,479 shs.     41%
                                 17300 North Dallas Parkway
                                 Suite 2040
                                 Dallas, TX 75248

                                 Brooks Harmon                  None           0%
                                 10501 FM 620 East
                                 Dallas, TX 73035

                                 W. C. (Bill) Robinette, Jr.    None           0%
                                 17300 N. Dallas Pkwy.
                                 Suite 2040
                                 Dallas, TX 75248

Title of                         Name and address               Amount     Percent of
 Class                             of owner                     owned        Class
 -----                           ----------------               -----        -----
Series B Convertible             D. Ronald Allen                None           0%
Preferred Stock; $0.01 par       17300 N. Dallas Pkwy
value; dividends at rate of      Suite 2040
6% of redemption value per       Dallas, Texas 75248
year, convertible into the
Company's common stock           Brooks Harmon                  None           0%
at the rate of $3.00 per share   10501 FM 620 East
for five years.                  Dallas, Texas 73035

                                 W. C. (Bill Robinette, Jr.)    None           0%
                                 17300 N. Dallas Pkwy.
                                 Suite 2040
                                 Dallas, TX 75248

Series C Voting Cumulative       D. Ronald Allen              10,800       98.07%
Preferred Stock; $0.01 par       17300 N. Dallas Pkwy.
value: redemption value of       Suite 2040
$1,000 per share; dividends      Dallas, TX 75248
at rate of 12% of redemption
value per year.                  Brooks Harmon                  None           0%
                                 10501 FM 620 East
                                 Dallas, TX 73035

                                 W. C. (Bill Robinette, Jr.)    None           0%
                                 17300 N. Dallas Pkwy.
                                 Suite 2040
                                 Dallas, TX 75248

Series D 0-coupon                D. Ronald Allen                None           0%
Convertible Preferred Stock,     17300 N. Dallas Pkwy.
$0.01 par value; redemption      Suite 2040
value of $2,000 per share;       Dallas, TX 75248
dividends at rate of $3.00 per
share; convertible at the rate   Brooks Harmon                  None           0%
of $3.00 per share.              10501 FM 620 East
                                 Dallas, Texas 73035

                                 W. C. (Bill Robinette, Jr.)    None           0%
                                 17300 N. Dallas Pkwy.
                                 Suite 2040
                                 Dallas, TX 75248

(2) All officers and directors as a group:

Title of Class                       Amount owned         Percent of Class
--------------                       ------------         ----------------
Series A Cumulative Preferred          3,000 shs.              100%
Stock; $0.01 par value; redemp-
tion value of $1,000 per share;
dividends of 8% the first year,
10% the second year, 12% the
third year, 14% the fourth
year and 16% thereafter.

Series B Convertible                      None                   0%
Preferred Stock; $0.01 par
value; dividends at rate of
6% of redemption value per
year, convertible into the
Company's common stock
at the rate of $3.00 per
share for five years.

Series C Cumulative                    10,800                98.07%
Preferred Stock; $0.01 par
value: redemption value of
$1,000 per share; dividends
at rate of 12% of redemption
value per year.

Series D 0-coupon                         None                   0%
Convertible Preferred Stock,
$0.01 par value; redemption
value of $2,000 per share;
dividends at rate of $3.00 per
share; convertible at the rate
of $3.00 per share.

(3) Each shareholder who owns more than 10% of any class of the Company's securities, including those shares subject to outstanding options:


Series A Cumulative Preferred Controlled by D. Ronald Allen:
Stock; $0.01 par value; redemp-
tion value of $1,000 per share;  CMLP Group Ltd.               2,128 shs.     59%
dividends of 8% the first year,  17300 North Dallas Parkway
10% the second year, 12% the     Suite 2040
third year, 14% the fourth       Dallas, TX 75248
year and 16% thereafter.
                                 Winterstone Management Inc.   1,479 shs.     41%
                                 17300 North Dallas Parkway
                                 Suite 2040
                                 Dallas, TX 75248

Series B Convertible             Nations Corp.                   896 shs.    100%
Preferred Stock; $0.01 par       17300 North Dallas Parkway
value; dividends at rate of      Suite 2040
6% of redemption value per       Dallas, TX 75248
year, convertible into the
Company's common stock at
the rate of $3.00 per
share for five years.

Series C Cumulative              Associates Funding Group     10,800 shs.  98.07%
Preferred Stock; $0.01 par       17300 North Dallas Parkway
value: redemption value of       Suite 2040
$1,000 per share; dividends      Dallas, TX 75248
at rate of 12% of redemption
value per year.

Series D 0-coupon                                               None           0%
Convertible Preferred Stock,
$0.01 par value; redemption
value of $2,000 per share;
dividends at rate of $3.00 per
share; convertible at the rate
of $3.00 per share.

(d) Options, warrants and rights:


                         Title and amount of
                         securities called for
Name of                  by options, warrants      Exercise       Date of
holder                   or rights                 price          exercise
------                   ---------------------     --------       --------
W. C. (Bill) Robinette   common stock             $1.50 per      5-year period
                         231,200 shares           share          ending no
                                                                 later than
                                                                 November 30,
                                                                 2006

(e) The Company has no parent company.

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 1, 2003 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         Our authorized capital stock consists of 100,000,000 shares of Common Stock, $.001 par value and 20,000,000 shares of Preferred Stock, $.01 par value.

         The following is a description of the material terms of our common stock.

COMMON STOCK

         The holders of the issued and outstanding shares of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of any funds lawfully available therefore. The Board of Directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of the common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The common stock does not have any preemptive rights and does not have cumulative voting rights. The issued and outstanding shares of common stock are fully paid and nonassessable.

         Holders of shares of common stock are entitled to vote at all meetings of such shareholders for the election of directors and for other purposes. Such holders have one vote for each share of common stock held by them.

TRANSFER AGENT

         Signature Stock Transfer, 2301 Ohio Dr., Suite 100, Plano, TX, has been appointed the transfer agent of our common stock and preferred stock.

                              PLAN OF DISTRIBUTION

         The selling stockholder and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

         -- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

         -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         -- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         -- an exchange distribution in accordance with the rules of the applicable exchange;

         --       privately-negotiated transactions;

         --       short sales;

         -- broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

         --       through the writing of options on the shares

         --       a combination of any such methods of sale; and

         --       any other method permitted pursuant to applicable law.

         The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholder may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         The selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed an "underwriter" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

         The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholder have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

PENNY STOCK

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

         o that a broker or dealer approve a person's account for transactions in penny stocks; and

         o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must

         o obtain financial information and investment experience objectives of the person; and

         o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

         o sets forth the basis on which the broker or dealer made the suitability determination; and

         o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks

                               SELLING STOCKHOLDER

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, none of the selling stockholder will continue to own any shares of our common stock.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------
                                          Total
                    Total Shares of    Percentage                                                              Percentage
                     Common Stock      of Common      Shares of                                   Beneficial    of Common
                     Issuable Upon       Stock,     Common Stock     Beneficial   Percentage of   Owner-ship   Stock Owned
                     Conversion of      Assuming     Included in     Ownership    Common Stock    After the       After
        Name          Debentures          Full       Prospectus      Before the   Owned Before     Offering     Offering
                    And Warrants       Conversion      (1)           Offering      Offering         (4)           (4)
------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------
                                                      Up to
                                                     4,943,910
La Jolla Cove (2)    3,305,288(3)       18.39%      shares of         770,241        4.99%            --            --
                                                    common stock
------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------


         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes 200% of the shares issuable upon conversion of the convertible debentures and shares issuable upon exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

(2) The selling stockholder is an unaffiliated third party that does not hold any short positions in our securities. In accordance with rule 13d-3 under the securities exchange act of 1934, Norman Lizt may be deemed a control person of the shares owned by such entities.

(3) Includes i) 2,187,033 shares underlying our $250,000 convertible debenture and ii) 1,666,666 shares of common stock underlying warrants issued to La Jolla Cove in October 2003.

(4) Assumes that all securities registered will be sold.

TERMS OF CONVERTIBLE DEBENTURE AND WARRANT

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with the selling stockholder in October 2003 for the sale of (i) a $250,000 convertible debenture and (ii) a warrant to buy up to 1,666,666 shares of our common stock.

CONVERTIBLE DEBENTURES

         In October 2003, we signed a Securities Purchase Agreement with La Jolla Cove Investors, Inc. for the sale of a $250,000 8% convertible debenture and a warrant to purchase up 1,666,666 shares of our common stock. The debenture bears interest at 8%, mature in two years from the date of issuance, and is convertible into our common stock. The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price, multiplied by six and two-thirds times the dollar amount of the debenture being converted, divided by the conversion price. The conversion price is equal to the lesser of (i) $1.50; or (ii) 80% of the average of the five lowest volume weighted average price days during the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrant may be exercised concurrently or subsequently with a conversion of the debenture and then only for that number of shares of common stock equal to 10 times the principal amount of debenture being converted on that conversion date. The exercise price of the warrant is $1.50. See the "Selling Stockholders" section for a description of the convertible debenture and warrant issued to the La Jolla Cove Investors, Inc.

         We are obligated to file this Registration Statement under the Securities Act of 1933 to register the underlying conversion shares on either Form SB-2 or S-3 and have said Registration Statement effective no later than 90 days after closing.

         La Jolla Cove Investors, Inc. has contractually committed to convert not less than 5.0% but no more than 10.0% of the original face value of the debenture monthly beginning the month after the effective date of the Registration Statement. In addition, La Jolla is required to exercise warrants and purchase shares of common stock equal to ten (10) times the principal amount of debenture being converted.

         La Jolla has further contractually agreed to restrict its ability to convert the Debenture or exercise their warrants and receive shares of our common stock such that the number of shares held by the Holder and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

         In the event an election to convert is made and the volume weighted average price of our common stock is below $0.30 per share, we have the right to prepay any portion of the outstanding Debenture that was elected to be converted, plus any accrued and unpaid interest, at 125.0%.

         La Jolla may demand repayment of the Debenture of 125.0% of the face amount outstanding, plus all accrued and unpaid interest, in cash at any time prior to the date that underlying Registration Statement under the Securities Act of 1933 has not been declared effective by the U. S. Securities and Exchange Commission within 3 business days of such demand. If the repayment is accelerated, we are also obligated to issue to the Holder 10,000 shares of common stock and $5,000 cash for each 30 day period, or portion thereof, during which the face amount, including interest thereon, remains unpaid with the cash payment to increase to $10,000 for each 30 day period the balance remains unpaid after the initial 90 day period.

         If La Jolla does not elect to accelerate the Debenture, the Company shall immediately issue and pay La Jolla 10,000 shares of common stock and $5,000 cash for each 30 day period, or portion thereof, during which the face amount, including interest thereon, remains unpaid.

         The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

         A complete copy of the Securities Purchase Agreement and related documents was filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

SAMPLE DEBENTURE CONVERSION CALCULATION

         The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price multiplied by six and two-thirds times the dollar amount of the debenture being converted, divided by the conversion price. For example, assuming conversion of a $250,000 debenture on December 9, 2003, a conversion price of $0.832 per share, the number of shares issuable upon conversion would be:

[($250,000 x 11) - ($0.832 x (6.6666 x $250,000))]/$0.832 = 1,638,633 shares of common stock

SAMPLE WARRANT EXERCISE CALCULATION

         The warrant holder is obligated to exercise the warrant concurrently or subsequent to the conversion of the debenture for a number of shares equal to ten times the principal dollar amount of the debenture being converted. Based on the above Sample Debenture Conversion Calculation, the selling stockholder converted $250,000 of the debenture. Accordingly, the selling stockholder is obligated to exercise the warrant into the following number of common shares for an aggregate exercise price equal to $2,500,000:

$250,000 x 10 = 2,500,000 shares of common stock

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

         Our financial statements at November 30, 2002 appearing in this prospectus and registration statement have been audited by Malone & Bailey, PLLC, independent auditors, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         Our financial statements at November 30, 2001 appearing in this prospectus and registration statement have been audited by Travis, Wolff & Company, LLP, independent auditors, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On January 13, 2003, the client-auditor relationship between Integrated Perfromance Systems, Inc. (the "Company") and Travis, Wolff & Company, L.L.P ("Travis") ceased as Travis was dismissed as the Company's auditor.

         To the knowledge of the Company's current Board of Directors, Travis' report of the financial statements of the Registrant for the fiscal years ended November 30, 2001 and 2000 and any related interim period did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except for the Compny's ability to continue as a going concern.

         During the audit of the Company's financial statements for the fiscal years ended November 30, 2001 and 2000 and any subsequent interim period through the date of dismissal, Travis did not have any disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         The financial statements reported on by Travis were not subject to an adverse or qualified opinion, or a disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles, except for the Company's ability to continue as a going concern, during the past two fiscal years, and the interim periods through August 31, 2002;

         The decision to change accountants was approved by the Registrant's Board of Directors; and

         There were no disagreements related to accounting principles or practices auditing scope or procedure during the past two fiscal years and the interim period throughAugust 31, 2002.

         On January 13, 2003, the Registrant engaged Malone & Bailey, PLLC, as its independent accountant for the year ended November 30, 2002. During the most recent fiscal year and any subsequent interim period prior to engaging Malone & Bailey, PLLC, the Company did not consult with Malone & Bailey, PLLC regarding either (i) the application of accounting principals to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K). Malone & Bailey, PLLC has reviewed the disclosure required by Item 304(a) before it was filed with the Commission and has been provided an opportunity to furnish the Company with a letter addresssed to the Commission containing any new information, clarification of the Company's expression of its views, or the respects in which it does not agree with the statements made by the Company in response to Item 304(a). Malone & Bailey, PLLC did not furnish a letter to the Commission.

         The Company has requested that Travis review the disclosure and Travis has been given an opportunity to furnish the Registrant with a letter addressed to the Commission containing any new information, clarification of the Company's expression of its views, or the respect in which it does not agree with the statements made by the Company herein. Such letter is filed as an exhibit to our Form 8-K.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Integrated Performance Systems, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                      INTEGRATED PERFORMANCE SYSTEMS, INC.

                                    CONTENTS


                                                                            Page
Report of Independent Certified Public Accountants                           F-2

Consolidated Financial Statements

   Consolidated Balance Sheets
     as of November 30, 2002 and 2001                                        F-3

   Consolidated Statement of Operations and Comprehensive Loss
     for the years ended November 30, 2002 and 2001                          F-5

   Consolidated Statement of Changes in Stockholders' Equity
     for the years ended November 30, 2002 and 2001                          F-6

   Consolidated Statement of Cash Flows
     for the years ended November 30, 2002 and 2001                          F-7

   Notes to Consolidated Financial Statements                                F-9

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Integrated Performance Systems, Inc.
Frisco, Texas

We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended November 30, 2001 of Integrated Performance Systems, Inc. (the Company) (formerly known as ESPO's). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended November 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $4,491,939 for the year ended November 30, 2001, and has an accumulated deficit of $10,717,691 as of November 30, 2001. The Company continues to experience cash flow difficulties and has negative working capital as of November 30, 2001. These factors and others discussed in Note 2 raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

/s/ TRAVIS, WOLFF & COMPANY, L.L.P.


February 28, 2002
Dallas, Texas

                      INTEGRATED PERFORMANCE SYSTEMS, INC.
                           Consolidated Balance Sheets



                                                  August 31,    November 30,
                                                     2003           2002
                                                 ------------   ------------
                                                 (Unaudited)
ASSETS
Current assets:
  Cash                                          $         519  $       9,257
  Trade accounts receivable, net                      558,548      1,488,791
  Other receivables                                    55,000         42,892
  Inventory                                           448,642        669,081
  Prepaid expenses                                     27,621         33,268
                                                 ------------   ------------
     Total current assets                           1,090,330      2,243,289
                                                 ------------   ------------

Property and equipment, net of depreciation         1,162,593      1,401,219
                                                 ------------   ------------
Other assets:
  Investment in VoIUM Technologies, LTD             1,175,871              -
  Other                                                45,688         50,269
                                                 ------------   ------------
                                                    1,221,559         50,269
                                                 ------------   ------------
  Total assets                                  $   3,474,482  $   3,694,777
                                                 ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings                         $   1,614,446  $   2,237,364
  Current maturities of long-term debt                118,782        118,782
  Line of credit - related party                      336,340        348,388
  Accounts payable                                  1,463,665      1,099,710
  Accrued expenses                                  1,012,192      2,193,561
                                                 ------------   ------------
     Total current liabilities                      4,545,425      5,997,805
                                                 ------------   ------------
Noncurrent liabilities:
  Long-term debt, net of current maturities           746,636        737,362
                                                 ------------   ------------
Stockholders' deficit:
Preferred stock; par value $0.01; $1,000 per share redemption value for Series
  A, B and C; $2.000 per share redemptive value for Series D; 10,000,000 shares authorized:
    Series A - 12% cumulative dividends; 10,000 shares authorized, 3,607 and
      3,000 issued and outstanding; $3,400,000 liquidation value 36 30
    Series B - convertible 6%; 10,000 shares
      authorized, 896 and 810 issued and
      outstanding; $870,000 liquidation value               9              8
    Series C - 12% cumulative dividends; 20,000
      shares authorized, 11,012 and 13,000
      issued and outstanding; $13,500,000
      liquidation value                                   110            129
    Series D - 4% cumulative dividends; 10,000
      convertible shares authorized, 745 and
      611 issued and outstanding; $1,250,000
      liquidation value                                     7              6
Common stock; par value $0.01; 100,000,000
  shares authorized, 14,665,449 shares issued,
  with 13,665,449 outstanding and 7,981,354
  shares issued and outstanding                       136,654         79,813
Additional paid-in capital                         12,147,563      9,208,513
Stock subscription receivable                               -        (78,190)
Accumulated deficit                               (14,101,958)   (12,250,699)
                                                 ------------   ------------
  Total stockholders' deficit                      (1,817,579)    (3,040,390)
                                                 ------------   ------------
  Total liabilities and stockholders' deficit   $   3,474,482  $   3,694,777
                                                 ============   ============



The accompanying notes are an integral part of the consolidated financial statements.

                        INTEGRATED PERFORMANCE SYSTEMS, INC.
                        Consolidated Statements of Operations

Three Three Nine Nine Months Ended Months Ended Months Ended Months Ended


                            August 31,   August 31,   August 31,   August 31,
                               2003         2002         2003         2002
                            ----------   ----------   ----------   ----------
                            (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Net sales                  $ 1,270,852  $ 1,470,640  $ 4,135,348  $ 4,703,418

Cost of sales                1,579,395    1,023,041    4,425,895    4,122,430
                            ----------   ----------   ----------   ----------
Gross profit (loss)           (308,543)     447,599     (290,547)     580,988

General and administrative     386,905      432,227    1,176,089    1,182,435
                            ----------   ----------   ----------   ----------
Income (loss) from
  operations                  (695,448)      15,372   (1,466,636)    (601,447)
                            ----------   ----------   ----------   ----------
Other income (expense):
 Interest expense             (103,980)     (72,445)    (272,744)    (352,505)
 Equity in loss of Voium       (57,000)           -     (112,879)           -
 Miscellaneous                  55,879            3        1,000        9,513
                            ----------   ----------   ----------   ----------
                              (105,101)     (72,442)    (384,623)    (342,992)
                            ----------   ----------   ----------   ----------
Loss before provision
  for income taxes            (800,549)     (57,070)  (1,851,259)    (944,439)

Provision for income taxes           -            -            -            -
                            ----------   ----------   ----------   ----------
Net loss                   $  (800,549) $   (57,070) $(1,851,259) $  (944,439)
                            ==========   ==========   ==========   ==========
Loss available to
  common stock             $(1,239,597) $  (604,720) $(3,204,407) $(2,420,889)
                            ==========   ==========   ==========   ==========
Loss per share - basic
  and diluted              $     (0.11) $     (0.09) $     (0.27) $     (0.37)
                            ==========   ==========   ==========   ==========
Weighted average shares
  outstanding               11,654,981    6,611,028   11,654,981    6,611,028
                            ==========   ==========   ==========   ==========



The accompanying notes are an integral part of the consolidated financial statements.

                      INTEGRATED PERFORMANCE SYSTEMS, INC.
                      Consolidated Statements of Cash Flows



                                                 Nine Months Ended August 31,
                                                 ----------------------------
                                                     2003           2002
                                                 ------------   ------------
                                                 (Unaudited) (Unaudited)
Cash flows from operating activities:
 Net loss                                       $  (1,851,259) $    (944,440)

 Adjustments to reconcile net loss to net cash
  used in operating activities:
   Depreciation and amortization                      265,724        344,011
   Issuance of common stock for services               74,250              -
   Accretion of debt discount                               -         57,196
   Loss on sale of property and equipment                   -          6,192
   Equity loss in earnings of Voium                   112,879              -
   Changes in operating assets and liabilities:
     Trade accounts receivable                        930,243        478,872
     Inventory                                        220,439        130,885
     Other current assets                              (6,461)       (79,827)
     Other assets                                       4,581          1,019
     Accounts payable                                 363,955         36,961
     Accrued expenses                                 139,762       (219,679)
                                                 ------------   ------------
Net cash provided by (used in)
  operating activities                                254,113       (188,810)
                                                 ------------   ------------
Cash flows from investing activities:
 Acquisition of property and equipment                (27,098)        (8,697)
 Investment in Voium                                 (115,000)             -
 Proceeds from sale of property and equipment               -         21,213
                                                 ------------   ------------
Net cash provided by (used in)
  investing activities                               (142,098)        12,516
                                                 ------------   ------------
Cash flows from financing activities:
 Proceeds from sale of stock                          718,750        379,113
 Return of capital                                   (213,811)       (17,501)
 Proceeds from (payments to) factor, net             (927,100)      (106,011)
 Proceeds from long-term debt                         384,182            462
 Payments on long-term debt                           (70,726)             -
 Payments on stockholder advances, net                (12,048)      (131,357)
                                                 ------------   ------------
Net cash provided by (used in)
  financing activities                               (120,753)       124,706
                                                 ------------   ------------
Decrease in cash                                       (8,738)       (51,588)

Cash, beginning of period                               9,257         53,394
                                                 ------------   ------------
Cash, end of period                             $         519  $       1,806
                                                 ============   ============
Supplemental cashflow information:

  Interest paid                                 $     263,117  $     298,387
                                                 ============   ============



The accompanying notes are an integral part of the consolidated financial statements.

Integrated Performance Systems, Inc. Notes to Consolidated Financial Statements August 31, 2003 (Unaudited)


NOTE 1 - BASIS OF PRESENTATION

The interim financial statements and summarized notes included herein were prepared in accordance with accounting principals generally accepted in the United States of America for interim financial information, pursuant to rules and regulations of the Securities and Exchange Commission. Because certain information and notes normally included in complete financial statements prepared in accordance with accounting principals generally accepted in the United States of America were condensed or omitted pursuant to such rules and regulations, it is suggested that these financial statements be read in conjunction with the Consolidated Financial Statements and the Notes thereto, included in IPS' Report 10KSB filed March 28, 2003. These interim financial statements and notes hereto reflect all adjustments that are, in the opinion of management, necessary for a fair statement of results for the interim periods presented. Such financial results should not be construed as necessarily indicative of future results.

                              CASH FLOW INFORMATION

Non cash transactions

During the nine months ended August 31, 2003, IPS converted accrued dividends totaling $2,471,691 into 1,975 shares of preferred stock.

During the nine months ended August 31, 2002, IPS converted accounts payable from two vendors for approximately $685,000 to notes payable.

                                 LOSS PER SHARE

Basic loss per share is calculated by dividing the loss available to common stock (the numerator) by the weighted average number of shares of common stock outstanding during the period (the denominator).

Diluted loss per share adds to the denominator those securities that, if converted, would cause a dilutive effect to the calculation. For the quarter and nine months ended August 31, 2003 and 2002, IPS' common stock equivalents were not included in the calculation of diluted loss per share as the effect would have been anti-dilutive.

                              CONTINUED OPERATIONS

IPS has continued to experience significant losses and cash flow difficulties and there is some doubt about its ability to continue as a going concern. Management continues to look for ways to improve operational performance and is actively seeking additional sources of capital.

NOTE 2 - COMMON AND PREFERRED STOCK

During the nine months ended August 31, 2003, IPS issued 55,000 shares of common stock to consultants for services valued at $74,250 using the trading price on the date issued.

As of November 30, 2002, IPS had 680,832 shares of common stock held by Telvest Communications, LLC ("Telvest"), a third party, to be sold overseas under regulation S of the Securities and Exchange Commission. During the nine months ended August 31, 2003, IPS issued Telvest 1,120,110 additional shares to be sold overseas.

During the nine months ended August 31, 2003, Telvest sold, 1,786,595 shares for approximately $625,000, of which, IPS will receive approximately $562,000.

As of August 31, 2003, Telvest held 12,667 shares of common stock to be sold overseas. These shares are not considered outstanding at August 31, 2003.

In addition to the shares sold overseas, during the nine months ended August 31, 2003 IPS sold 60,000 shares of common stock for $80,000 and collected approximately $75,000 of the stock subscription receivable that was outstanding at November 30, 2002.

On March 31, 2003, IPS issued 700,000 shares of common stock to certain stockholders of VoIUM Technologies LTD ("VoIUM") (See Note 3) as well as 82,500 shares of common stock to creditors of VoIUM for settlement of notes payable, in exchange for 48% of the outstanding common stock of VoIUM. In addition, IPS issued 1,000,000 shares of stock to VoIUM which will be accounted for in a manner similar to treasury stock and shown as issued but not outstanding.

Effective February 28, 2003, IPS' board of directors approved the conversion of 3,000 shares of Series C preferred stock into 3,000,000 shares of IPS' common stock. The Series C preferred is owned by an entity controlled by the majority shareholder and Chairman of the Board of Directors.

On January 29, 2003, IPS amended the certificate of incorporation increasing the number of authorized shares of preferred stock to 50,000 as follows: Series A - 10,000, Series B - 10,000, Series C - 20,000 and Series D - 10,000. In addition, the Series A and C were amended to include voting rights equal to 1,000 votes per share.

NOTE 3 - INVESTMENT IN VOIUM TECHNOLOGIES, LTD

On March 31, 2003, IPS finalized an agreement to purchase 48% of a VoIUM Technologies, LTD, a Cayman Islands corporation, which provides various services to the wireless data streaming business in South East Asia. IPS issued 700,000 shares of common stock to the shareholders of the Cayman Islands corporation, 82,500 shares of common stock to creditors of VoIUM, 1,000,000 shares of common stock to the Singapore corporation and converted a $115,000 receivable from the Cayman Islands corporation into its investment in the entity. The investment was valued based on the shares issued using trading price as of March 31, 2003, or $1.50 per share, plus the conversion of a note receivable.

The 1,000,000 shares of common stock issued to the Cayman Island Corporation are to be sold outside the United Sates under SEC Regulation S for the purposes of meeting working capital needs of the Singapore Corporation.

IPS will account for the investment under the equity method. For the nine months ended August 31, 2003, IPS' equity in the net loss of VoIUM was $112,879. At August 31, 2003, IPS' investment in VoIUM totaled $1,175,871; however, IPS' equity in the underlying net assets of VoIUM totaled approximately $86,000.

NOTE 4 - RELATED PARTY TRANSACTIONS

Effective February 28, 2003, IPS' board of directors approved the conversion of 3,000 shares of Series C preferred stock into 3,000,000 shares of IPS' common stock. The Series C preferred is owned by an entity controlled by the majority shareholder and Chairman of the Board of Directors.

                        INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Integrated Performance Systems, Inc.
Frisco, Texas

We have audited the accompanying consolidated balance sheet of Integrated Performance Systems, Inc. (formerly know as ESPO's) as of November 30, 2002 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended November 30, 2002. These financial statements are the responsibility of Integrated Performance Systems' management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements for the year ended November 30, 2001 was audited by other auditors who issued an unqualified opinion dated February 28, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Integrated Performance Systems, Inc. as of November 30, 2002 and the consolidated results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Integrated Performance Systems, Inc. will continue as a going concern. As shown in the financial statements, Integrated Performance Systems, Inc. incurred a net loss of $1,533,008 for the year ended November 30, 2002, has incurred substantial net losses for each of the years presented herein and has an accumulated deficit of $12,250,699 as of November 30, 2002. IPS continues to experience cash flow difficulties and has negative working capital as of November 30, 2002. These factors and others discussed in Note 2 raise substantial doubt about Integrated Performance Systems' ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event Integrated Performance Systems, Inc. cannot continue in existence.


/s/ Malone & Bailey, PLLC

Houston, Texas
February 28, 2003

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders Integrated Performance Systems, Inc. Frisco, Texas

We have audited the accompanying consolidated statement of operations, stockholders' equity (deficit) and cash flows for the year ended November 30, 2001 of Integrated Performance Systems, Inc. (the Company) (formerly know as ESPO's). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of November 30, 2001 and the consolidated results of its operations and cash flows for the year ended November 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $4,491,939 for the year ended November 30, 2001, has incurred substantial net losses for each of the years presented herein and has an accumulated deficit of $10,717,691 as of November 30, 2001. The Company continues to experience cash flow difficulties and has negative working capital as of November 30, 2001. These factors and others discussed in Note 2 raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.





                                /s/ TRAVIS, WOLFF & COMPANY, L.L.P.

                                February 28, 2002



Dallas, Texas

                      INTEGRATED PERFORMANCE SYSTEMS, INC.

                           Consolidated Balance Sheet

                                November 30, 2002

                                                                     ASSETS


Current assets:
Cash                                                            $      9,257
Trade accounts receivable, net of allowance for
  doubtful accounts of $13,062                                     1,488,791
Other receivables                                                     42,892
Inventory                                                            669,081
Prepaid expenses                                                      33,268
                                                                 -----------
        Total current assets                                       2,243,289
                                                                 -----------

Property and equipment, net                                        1,401,219

Other Assets                                                          50,269
                                                                 -----------
        Total assets                                            $  3,694,777
                                                                 ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Notes payable                                                   $  2,237,364
Current maturities of long-term debt                                 118,782
Payable to stockholder                                               348,388
Accounts payable                                                   1,099,710
Accrued expenses                                                   2,193,561
                                                                 -----------
        Total current liabilities                                  5,997,805
                                                                 -----------
Noncurrent liabilities:
Long-term debt, net of current maturites                             737,362

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock; par value $0.01; $1,000 per share
  redemption value for Series A, B and C; $2.000 per share redemptive value for Series D; 1,000,000 shares authorized:
Series A - 12% cumulative dividends; 3,000 shares authorized, issued and outstanding; $3,000,000 liquidation value 30
Series B - convertible 6%;  900 shares authorized, 810
  issued and outstanding; $810,000 liquidation value                       8
Series C - 12% cumulative dividends; 15,000 shares authorized,
  12,850  issued and outstanding; $12,075,000 liquidation value          129
Series D - 4% cumulative dividends; 5,000 convertible shares authorized, 625 issued and outstanding; $1,222,000
  liquidation value                                                        6
Common stock; par value  $0.01; 100,000,000 shares authorized;
  7,981,354 shares issued and outstanding                             79,813
Additional paid-in capital                                         9,208,513
Stock subscription receivable                                        (78,190)
Accumulated deficit                                              (12,250,699)
                                                                 -----------
        Stockholders' equity (deficit)
        Total stockholders' deficit                               (3,040,390)
                                                                 -----------
        Total liabilities and stockholders' equity (deficit)    $  3,694,777
                                                                 ===========



See accompanying summary of accounting policies and notes to consolidated financial statements.

                      INTEGRATED PERFORMANCE SYSTEMS, INC.

                      Consolidated Statements of Operations



                                                 Years Ended November 30,
                                                ---------------------------
                                                    2002           2001
                                                ------------   ------------

Net sales                                      $   7,221,506  $   8,235,431

Cost of sales                                      6,342,478      8,803,813
                                                ------------   ------------
Gross profit (loss)                                  879,028       (568,382)
                                                ------------   ------------
Expenses:
General and administrative                         1,936,370      2,643,607
Amortization                                               -          8,146
Impairment expense                                         -        613,028
                                                ------------   ------------
                                                   1,936,370      3,264,781
                                                ------------   ------------

Loss from operations                              (1,057,342)    (3,833,163)
                                                ------------   ------------
Other income (expense):
Interest expense                                    (486,176)      (564,557)
Miscellaneous income (expense)                        10,510        (94,219)
                                                ------------   ------------
                                                    (475,666)      (658,776)
                                                ------------   ------------
Loss before provision for
  income taxes                                    (1,533,008)    (4,491,939)

Provision for income taxes                                 -              -
                                                ------------   ------------
Net loss                                       $  (1,533,008) $  (4,491,939)
                                                ============   ============

Loss available to common stockholders          $  (3,701,047) $  (5,946,873)
                                                ============   ============

Loss per share - basic and diluted             $       (0.47) $       (0.95)
                                                ============   ============



See accompanying summary of accounting policies and notes to consolidated financial statements.

                      INTEGRATED PERFORMANCE SYSTEMS, INC.

            Consolidated Statements of Stockholders' Equity (Deficit)



                                             Preferred Stock     Common Stock    Additional    Stock
                                             ---------------   ----------------    Paid-in   Subsciption Accumulated
                                              Shares  Amount   Shares    Amount    Capital   Receivable    Deficit        Total
                                              ------  ------ ---------   ------  ----------   ---------  -----------    ----------
Balance at November 30, 2000                  11,110 $  111  5,971,030  $59,710 $ 6,340,833  $      -   $ (6,225,752)  $   174,902
 Issuance of preferred stock, Series D           611      6          -        -     610,994         -              -       611,000
 Issuance of preferred stock, Series C
   in exchange for debt                        4,775     48          -        -   3,424,862         -              -     3,424,910
 Issuance of common stock for services             -      -     98,500      985     179,308         -              -       180,293
 Issuance of warrants                              -      -          -        -     109,200         -              -       109,200
 Net loss                                          -      -          -        -           -         -     (4,491,939)   (4,491,939)
 Dividends - preferred stock
   (return of capital)                             -      -          -        -  (1,454,934)        -              -    (1,454,934)
                                              ------  ------ ---------   ------  ----------   ---------  -----------    ----------
Balance at November 30, 2001                  16,496    165  6,069,530   60,695   9,210,263         -    (10,717,691)   (1,446,568)
 Issuance of preferred stock, Series D            14      -          -        -      14,430         -              -        14,430
 Issuance of preferred stock, Series C
   for payment of accrued dividends              775      8          -        -   1,107,180         -              -     1,107,188
 Issuance of common stock for services             -      -    137,623    1,376     166,468         -              -       167,844
 Issuance of common stock upon
   exercise of options                             -      -    255,033    2,550      (2,550)        -              -             -
 Sale of common stock                              -      -  1,519,168   15,192     457,998   (78,190)             -       395,000
 Issuance of warrants                              -      -          -        -      34,000         -              -        34,000
 Capital contribution                              -      -          -        -     388,763         -              -       388,763
 Net loss                                          -      -          -        -           -         -     (1,533,008)   (1,533,008)
 Dividends - preferred stock
   (return of capital)                             -      -          -        -  (2,168,039)        -              -    (2,168,039)
                                              ------  ------ ---------   ------  ----------   ---------  -----------    ----------
Balance at November 30, 2002                  17,285 $  173  7,981,354  $79,813 $ 9,208,513  $(78,190)  $(12,250,699)  $(3,040,390)
                                              ======  ====== =========   ======  ==========   ========   ===========    ==========



 See accompanying summary of accounting policies and notes to consolidated financial statements.


                      INTEGRATED PERFORMANCE SYSTEMS, Inc.

                      Consolidated Statements of Cash Flows



                                                  Years Ended November 30,
                                                 ---------------------------
                                                     2002           2001
                                                 ------------   ------------

Cash flows from operating activities:
 Net loss                                       $  (1,533,008) $  (4,491,939)
  Adjustments to reconcile net loss to net
  cash used in operating activities:
    Depreciation and amortization                     442,774        550,682
    Issuance of common stock for services             167,844        180,293
    Loss on disposal of property and equipment         86,987              -
    Non cash interest expense                          88,467              -
    Impairment expense                                      -        613,028
    Changes in operating assets and liabilities:
      Trade accounts receivable                      (269,958)      (220,682)
      Other receivables                               (35,053)        13,650
      Inventory                                       182,204        188,814
      Prepaid expenses                                (12,458)        41,681
      Other assets                                      9,239        (38,870)
      Accounts payable                               (532,044)       453,117
      Accrued expenses                                237,633        804,370
                                                 ------------   ------------
        Total adjustments                             365,635      2,586,083
                                                 ------------   ------------

  Net cash used in operating activities            (1,167,373)    (1,905,856)
                                                 ------------   ------------
 Cash flows from investing activities:
   Acquisition of property and equipment              (76,652)       (56,870)
                                                 ------------   ------------
 Cash flows from financing activities:
   Return of capital                                 (200,902)      (914,289)
   Net proceeds (payments) from notes payable         499,499        959,933
   Payments on royalty payable                              -       (375,000)
   Proceeds from long-term debt                        98,000        771,923
   Payments on long-term debt                        (110,572)        (5,096)
   Net proceeds payable to stockholder                115,570        933,783
   Proceeds from sale of stock                        409,430        611,000
   Contributed capital                                388,763              -
   Retirement of preferred stock                            -         20,185
                                                 ------------   ------------
  Net cash provided by financing activities         1,199,888      2,002,439
                                                 ------------   ------------

 Increase in cash                                     (44,137)        39,713

 Cash, beginning of period                             53,394         13,681
                                                 ------------   ------------
 Cash, end of period                            $       9,257  $      53,394
                                                 ============   ============



For supplemental disclosures of cash flow information, see Note 10.

See accompanying summary of accounting policies and notes to consolidated financial statements.

                      INTEGRATED PERFORMANCE SYSTEMS, INC.
                   Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

History and organization

The consolidated financial statements presented herein include the accounts of Integrated Performance Systems, Inc. ("IPS") and its wholly owned subsidiaries, Performance Interconnect of North Texas, Inc. ("PI"), North Texas PC Dynamics, Inc. and PC Dynamics of Texas, Inc. (collectively "PCD"), Varga Investments, Inc. ("VII"), CADSouth, Inc. ("CSI"), Fiberconnex, Corp. ("FCC"), Performance Application Technologies, Inc. ("PATI"), (collectively referred to as the "IPS"). IPS (formerly known as ESPO's, INC.) was incorporated in New York and in 1999 participated in a reverse acquisition merger with Performance Interconnect, Inc. All operations are currently located in North Texas. IPS, through its two operating subsidiaries PCD and PI, is involved in the design and manufacture of multi-wire, fiber optic and rf/microwave circuit boards for sale and distribution throughout the United States.

In February 2000, CSI (a Texas corporation) was incorporated and acquired the assets of CADSouth, Inc. (a Georgia corporation) for $38,750 cash and 45,417 shares of Integrated Performance System's common stock. CADSouth, Inc. was acquired to provide engineering and design services to PI and PCD. IPS used the purchase method of accounting for the acquisition of CSI. CSI has not had any operation since the date of acquisition and all remaining assets were included in the asset impairment noted under Property and Equipment below.

In March 2000, FCC was formed as a conduit for anticipated future opportunities in the fiber optics arena. FCC has not had any operations since formation.

Principles of consolidation

All significant inter-company accounts and transactions have been eliminated in consolidation.

Revenue recognition

Revenue is recognized upon shipment of finished goods from an approved purchase order.

Inventory

IPS' inventory is valued at the lower of cost, determined on a first-in, first-out basis, or market.

Property and equipment

The majority of IPS' property and equipment was acquired through the acquisitions of certain subsidiaries noted above. These assets are shown at their acquisition value (approximate fair market value) less accumulated depreciation. Subsequent acquisitions of property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the underlying assets ranging from 1.5 to 10 years. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of items sold, or otherwise disposed of, and the related accumulated depreciation or amortization is removed from the accounts and any gains or losses are reflected in current operations.

In addition, IPS periodically reviews all long-lived assets and associated goodwill for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the sum of the estimated future undiscounted cash flows expected to result from the use and eventual disposal of an asset is less than the carrying value, the asset is reduced to fair value. During the last quarter of the year ended November 30, 2001, management determined that the recoverability of certain production equipment and goodwill was doubtful and recognized an impairment loss of approximately $613,000. The loss was recognized as an operating expense in the consolidated statement of operations. No loss was recognized in fiscal 2002.

Income taxes

IPS uses the asset and liability method for accounting and reporting income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. These differences relate primarily to property and equipment, accrued vacation and allowance for doubtful accounts.

Concentration of risk

IPS may, on occasion, have cash balances in bank accounts in excess of the federally insured limits. IPS has not experienced any losses from these accounts and management does not believe it has any significant risk related to these accounts.

The following table represents the concentration of risk associated with major customers that individually account for 10% or more of revenues in fiscal 2002 or 2001 and the corresponding periods revenues from that customer:

Years Ended November 30,


                        2002              2001
                     ----------        ----------
Customer A          $ 2,511,375       $   956,944
Customer B            2,093,837         1,319,880
Customer C              864,299         1,709,498
Customer D              336,835         1,250,467
Customer E               42,275         1,317,630
                     ----------        ----------
                    $ 5,848,621       $ 6,554,419
                     ==========        ==========



In addition, IPS uses a factor for a select group of receivables. Due to the nature of the receivables factored, IPS accounts for these transactions as short-term borrowings. See Note 5.

Loss per share

Basic loss per share is calculated by dividing the loss available to common stock (the numerator) by the weighted average number of shares of common stock outstanding during the period (the denominator). At November 30, 2002 and 2001, the weighted average number of shares outstanding was 7,827,984 and 6,236,633, respectively.

Diluted loss per share adds to the denominator those securities that, if converted, would cause a dilutive effect to the calculation. The warrants discussed in Note 13 and the preferred shares discussed in Note 15 were not included in the diluted net loss per share calculation as the effect would be anti-dilutive.

IPS had a stock compensation plan, the terms of which were met in the reverse acquisition merger completed in 1999. As a result 229,432 shares became fully vested and satisfied the contingent conditions of the plan. These shares are therefore included in both the basic earnings per share calculation and the diluted loss per share calculation. The shares were issued subsequent to November 30, 2001.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that effect the financial statements at, and during, the reporting periods. Actual results could differ from these estimates.

Cash equivalents

For the purpose of the statements of cash flows, IPS considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accrued liabilities

IPS accrues expenses that are known to be liabilities at the end of a period. These expenses primarily relate to sales commissions, payroll taxes, ad valorem property taxes, professional fees, stock compensation, royalty payments and interest.

Stock-Based Compensation

IPS accounts for the fair value of its grants under the Plan in accordance with FAS 123, Accounting for Stock-Based Compensation. As of November 30, 2002 IPS does not have any stock option plans and there are no stock options outstanding.

As of November 30, 2001, IPS still had outstanding options outstanding under the old EPSO stock option plan. During the year ended November 30, 2002, all the outstanding options were exercised and IPS issued 229,432 shares of common stock to the applicable employees. IPS accounts for stock-based compensation issued to employees in accordance with SFAS 123, Accounting for Stock-Based Compensation. During the term of the Plan, the related compensation costs were charged against income. No such costs were incurred in the years ended November 30, 2002 and 2001.

IPS accounts for non-cash stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Common stock issued to non-employees and consultants is based upon the value of the services received or the quoted market price, whichever value is more readily determinable. As of November 30, 2002 IPS has options to acquire 231,200 shares of IPS common stock at $1.50 per share outstanding. The options were issued in fiscal 2001 to a consultant resulting in approximately $82,000 of consulting expense in fiscal 2001.

Recent Accounting Pronouncements

IPS does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the IPS' results of operations, financial position or cash flows.

Note 2 - Going Concern

The financial statements have been prepared assuming that IPS will continue as a going concern. IPS has a significant accumulated deficit and working capital deficiency at November 30, 2002 and is unable to meet its obligations as they come due; all of which raise substantial doubt about IPS' ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might be necessary should IPS be unable to continue as a going concern.

The continued support of IPS' creditors, lenders and stockholders is required in order for IPS to continue as a going concern. Management's plans to support and grow IPS' operations include cutting overhead costs, borrowing additional funds, increasing marketing and sales efforts. IPS' inability to obtain additional capital or obtain such capital on favorable terms could have a material adverse effect on its financial position, results of operations and its ability to continue operations.

Note 3 - Inventory

Inventories consist of the following at November 30, 2002:



   Finished goods                         -
   Work in progress                 349,033
   Raw materials                    320,048
                                  ---------
   Total inventory               $  669,081
                                  =========



IPS utilizes batch processing for orders from clients that are part of an existing purchase order and delivery contract. IPS only produces an amount sufficient to complete the order and provide for quality control inspections. Once a batch is complete, it is immediately shipped to the customer, thus eliminating the need to warehouse finished goods.

Note 4 - Trade Accounts Receivable

Through two subsidiaries, IPS maintains an agreement to factor select accounts receivable with a financing company and accounts for the factored receivables as secured short-term borrowings. IPS receives 85% of the face amount of qualifying invoices and the remaining 15% is held by the factor as a reserve until the invoice is collected, whereby the reserve is then refunded to IPS less applicable fees. All invoices are factored with recourse to IPS. In addition, IPS believes the historic value of the accounts receivable presented below approximates their fair value. See Note 6.

As of November 30, 2002, amounts due from customers which exceeded 10% of trade accounts receivables amounted to an aggregate of $1,341,000 from three customers.

Note 5 - Property and Equipment

Property and equipment consist of the following at November 30, 2002:



      Furniture and fixtures            $    69,658
      Computers                             223,864
      Vehicles                               18,116
      Production equipment                2,908,241
      Leasehold improvements                106,450
                                         ----------
                                          3,326,329
      Less accumulated depreciation
        and amortization                 (1,925,110)
                                          ----------
                                         $1,401,219
                                          ==========

Depreciation expense for the year ended November 30, 2002 totaled approximately $435,000, which was included in cost of sales for depreciation on production equipment. In addition, amortization expense of intangible assets totaled approximately $8,000.

Depreciation expense for the year ended November 30, 2001 totaled approximately $542,000, which was included in cost of sales for depreciation on production equipment. In addition, amortization expense of intangible assets totaled approximately $8,000.

Note 6 - Notes Payable

At November 30, 2002, the company that factors IPS receivables provided the following debt instruments to IPS and its subsidiaries:

* An accounts receivable factoring arrangement of two subsidiaries whereby the majority of IPS accounts receivable are sold with recourse to the financing company. IPS receives 85% of the invoiced amount. Upon receipt of payment IPS receives the remaining 15% less interest and fees. Interest accrues at the prime rate plus 2% (9.5% at November 30, 2002) with the agreement maturing in October 2003. All accounts are considered current liabilities and classified as short-term borrowings on the November 30, 2002 balance sheet. The outstanding balance at November 30, 2002 totaled $1,098,571.

* Term note for the production equipment of a subsidiary. On October 4, 2000 the financing company loaned IPS $533,000 with of approximately $13,000 per month including interest which accrues at the greater of 13.5% or the prime rate plus 5%. The note has a demand feature, therefore, the entire balance is considered a current liability and is classified as a note payable on the November 30, 2002 balance sheet. The outstanding balance at November 30, 2002 was $311,383.

The collateral for these financing arrangements consist of all of the assets of IPS, guarantees by IPS, all subsidiaries, the majority stockholder, and other corporate related parties which are related through common management or ownership.

In addition, IPS has entered into the following agreements as of November 30, 2002:

* A note payable to an individual for $300,000 with interest at 18% and collateralized by inventory and a one-third interest in a joint venture. The note matured December 28, 2001 and is subordinate to the factoring arrangement disclosed above. The note was subsequently extended to June, 2002. IPS has not paid the debt due to insufficient cash flow.

* A note payable to an individual for $200,000 with interest at 10% and collateralized by certain of IPS' assets. The note has detachable warrants to purchase 140,000 shares of IPS' common stock (see Note 12) and matures in April 2002. The note is subordinate to the factoring arrangement discussed above. The note was discounted by $109,200, which is the fair value assigned to the warrants. The discount was being amortized over the original term of loan and approximately $82,200 and $27,000 was recorded as interest expense for the years ended November 30, 2002 and 2001, respectively. The balance due at November 30, 2002 was $200,000.

* An unsecured note payable to an individual for $45,000 with interest at 24%. Principal plus accrued interest due May 22, 2003.

* An unsecured note payable to an employee leasing company for $400,000, with interest at 14.5%. The note is for payroll and related expenses paid for by the leasing company and not reimbursed by IPS. The balance was due June 18, 2002. IPS continues to make monthly payments totaling approximately $25,000 which are automatically deducted out collections from trade accounts receivable by IPS' factor and paid to the leasing company by the factor. The note is guaranteed by the majority stockholder. The balance due at November 30, 2002 was $232,410. As of February 28, 2002, IPS continues to make payments on the note and the balance is approximately $181,000.

* An unsecured note payable to an individual for $50,000 with interest at 24%. Principal plus accrued interest due December 4, 2002.

Note 7 - Long-term Debt

Long-term debt consists of the following at November 30, 2002:

Note payable to a stockholder due August 2003. Interest accrues at 24% and is due at maturity. The note is collateralized by a partial second lien on certain assets of IPS. $ 50,000

Note payable to a bank maturing November 2007. The note is payable in monthly installments of $1,052, including interest at 7%. The note is collateralized by equipment purchased using proceeds from and note and is guaranteed by the President and Chairman of the Board of Directors. 53,000

Note payable to an individual due September 2004. Interest accrues at 12% and is payable at maturity. The note is unsecured. 15,000

Note payable to an individual due September 2004. Interest accrues at 12% and is payable at maturity. The note is unsecured. 15,000

Note payable to a third party due May 2004. Interest accrues at the prime rate (7.5% at November 30, 2002) plus 1% and is payable in monthly installments of $10,140. The note is unsecured. 630,536

Note payable to a third party due May 2005. Interest accrues at 24% and is payable monthly. The note is unsecured. 47,608

Note payable to an individual due April 2005. Interest
accrues at 12% and is payable at maturity. The note is
unsecured                                                           45,000
                                                                ----------
                                                                   856,144
Less amounts classified as current                                 118,782
                                                                ----------
Total long-term debt                                            $  737,362
                                                                ==========

The note payable due May 2005 to a third party has a warrant to acquire 50,000 shares of IPS' common stock (see Note 13). The note was discounted by $34,000, which is the fair value assigned to the warrants. The discount is being amortized over the original term of loan and approximately $7,000 was recorded as interest expense for the year ended November 30, 2002.

The minimum annual principal payments on long-term debt are as follows for the years ending November 30:



   2003       $   118,782
   2004           583,373
   2005            85,548
   2006            56,311
   2007            12,130
               ----------
              $   856,144
               ==========

Note 8 - Accrued Expenses
Accrued expenses consisted of the following at November 30, 2002:



Accrued property taxes                          $     235,139
Accrued payroll and employee benefits                 100,025
Accrued dividends                                   1,321,116
Accrued interest                                      285,031
Other accrued expenses                                252,250
                                                 ------------
                                                $   2,193,561
                                                 ============



Note 9 - Income Taxes

Due to losses generated during the periods prior to and including November 30, 2002, IPS has available a net operating loss carryforward of approximately $13,000,000. In view of this loss and the uncertainty of IPS' near-term profitability, management has estimated IPS' current tax liability to be zero. The current estimated net operating losses will expire in the years 2013 through 2021. The valuation allowance increased approximately $890,000 during fiscal 2002.

The estimated net deferred taxes consist of the following at November 30, 2002:



   Deferred tax asset                         $4,420,000
   Deferred tax asset valuation allowance     (4,420,000)
   Deferred tax liability                              -
                                             -----------
                                            $          -
                                             ===========



Note 10 - Cash Flow Information

Non-cash transactions

During 2001, IPS converted approximately $709,000 of the related party line-of-credit, approximately $552,000 of short-term borrowings, approximately $1,203,000 of long-term debt, approximately $524,000 of dividends payable and approximately $417,000 of accrued liabilities into Series C preferred stock.

During fiscal 2002, IPS converted approximately $1,107,000 of accrued dividends into Series C preferred stock.

At November 30, 2002, dividends of approximately $1,300,000 were included in accrued expenses.

Supplemental information

Interest paid for the year ended November 30, 2002 and 2001 totaled approximately $342,000 and $430,000, respectively. IPS was not required to and did not pay any income taxes.

Note 11 - Related Party Transactions

As discussed in Notes 5 and 6, there are amounts included in IPS' debt and line-of-credit liabilities that are due to related parties. The related accrued interest was approximately $2,400 at November 30, 2002.

During fiscal 2001, IPS purchased the building in which it conducts operations, subsequently sold the building to a company the President of IPS is an officer and executed a 20-year lease for use of the building. There was no gain or loss attributable to the transaction.

During fiscal 2002 and 2001, IPS paid dividends on preferred stock totaling approximately $85,000 and $900,000, respectively, to entities the president and majority stockholder of IPS either owns or controls.

The majority stockholder and President advances IPS cash or pays expenses on behalf of IPS. The advances or expense payments are recorded as payable to stockholder and IPS pays 1% interest on the advances. IPS repays the balances when cash is available. At November 30, 2002, the balance due to the majority stockholder related to these advances was $348,388.

IPS issued 775 shares of series C preferred stock to a company controlled by the majority stockholder and President for payment of accrued dividends totaling approximately $1,107,000.

A joint venture controlled by the majority stockholder contributed $388,763 to IPS during the year. The contributions were recorded as paid in capital in fiscal 2002.

In May 2002, IPS entered into a transaction to sale one of its subsidiaries to a company owned by the majority stockholder. The transaction rescinded in November 2002 and as of November 30, 2002 all assets and liabilities of the subsidiary are properly reflected in the accompanying consolidated financial statements.

Note 12 - Commitments and Contingencies

IPS rents office space, equipment and warehouse facilities from a related party under non-cancelable operating leases. Total rent expense was approximately $426,000 for the years ended November 30, 2002 and 2001, respectively. Future minimum lease payments are as follows for the years ending November 30:



   2003                               $   524,938
   2004                                   502,424
   2005                                   452,331
   2006                                   420,000
   2007                                   420,000
Thereafter                              5,880,000
                                       ----------
                                      $ 8,199,693
                                       ==========



IPS has a royalty agreement with a third party for sales of multi-wire boards. Total royalty expense was approximately $86,000 and $44,000 for the years ended November 30, 2002 and 2001, respectively. The royalty agreement is for a ten-year period ending December 31, 2003 and is automatically extended for subsequent five-year periods. Either party may terminate at the end of the ten-year or five-year periods.

In November 2002, IPS entered into an agreement with a Singapore Corporation that manufactures circuit boards to potentially purchase a percentage of the Singapore Corporation. The agreement requires IPS to: 1) issue 1,500,000 shares of IPS common stock to the Singapore Corporation and Stockholders, 2) make available $700,000 worth of IPS common stock to be sold outside the US under SEC Regulation S for the purpose of meeting working capital needs of the Singapore Corporation 3) IPS will use its best efforts to negotiate and fund a payoff debts of the Singapore Corporation and 4) IPS will advance $100,000 to the Singapore Corporation. As of November 30, 2002, IPS had advance $30,000 related to this agreement. As of February 28, 2002, IPS had advanced the entire $100,000, but, had not issued any stock or finalized an agreement with the Singapore Corporation or Stockholders.

IPS is subject to legal proceedings and claims arising in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect IPS' financial position, results of operations and cash flows.

Note 13 - Warrants

On July 3, 2000, IPS issued warrants to acquire 66,667 shares of IPS' common stock for $1.50 per share to an individual for consulting services. The warrants were immediately exercisable and terminate three years from the date of issue.

On February 8, 2001, IPS issued warrants to acquire 41,667 shares of IPS' common stock for $1.50 per share to the company that factors IPS receivables. The warrants were immediately exercisable and terminate ten years from the date of issue.

On February 15, 2001, IPS issued warrants to acquire 50,000 shares of IPS' common stock for $1.50 per share to and individual for consulting services. The warrants were immediately exercisable and terminate ten years from the date of issue.

On May 5, 2001, IPS issued a 24% note payable to an individual for $45,000 (see
Note 5). The note has detachable warrants to purchase 30,000 shares of IPS' common stock for $1.50 per share. The warrants were immediately exercisable and terminate three years from the date of issue.

On October 2, 2001, IPS issued a 10% note payable to an individual for $200,000 (see Note 5). The note has detachable warrants to purchase 140,000 shares of IPS' common stock for $1.50 per share. The warrants were immediately exercisable and terminate three years from the date of issue.

Using an option-pricing model, management has determined a fair value of the warrants of approximately $109,000, which has been treated as debt discount. Variables used in the option-pricing model included a discount rate of 5.0%, no dividends and volatility of 221%.

On May 1, 2002, IPS issued a 24% note payable to a third party for $75,000 (see
Note 5). The note has detachable warrants to purchase 50,000 shares of IPS' common stock for $1.50 per share. The warrants are immediately exercisable and terminate three years from the date of issue.

Using an option-pricing model, management has determined a fair value of the warrants of approximately $34,000, which has been treated as debt discount. Variables used in the option-pricing model included a discount rate of 4.0%, no dividends and volatility of 136%.

On May 1, 2002, IPS issued a 24% note payable to a third party for $75,000 (see
Note 5). The note has detachable warrants to purchase 50,000 shares of IPS' common stock for $1.50 per share. The warrants are immediately exercisable and terminate three years from the date of issue.

Using an option-pricing model, management has determined a fair value of the warrants of approximately $34,000, which has been treated as debt discount. Variables used in the option-pricing model included a discount rate of 4.0%, no dividends and volatility of 136%.

On July 1, 2002, IPS issued warrants to purchase 500,000 shares of IPS' common stock for $1.50 per share to three individuals for their participation raising additional capital for IPS. The warrants are immediately exercisable and terminate three years from the date of issue.

Using an option-pricing model, management has determined a fair value of the warrants of approximately $263,000, which has been treated general and administrative expense in the accompanying statement of operations for the year ended November 30, 2002. Variables used in the option-pricing model included a discount rate of 4.0%, no dividends and volatility of 136%.

Note 14 - Common Stock and Subscription Receivable

On December 14, 2001, IPS entered into a Stock Escrow Agreement with Telvest Communications, LLC to sell IPS common stock at an amount equal to 40% per share of the offer price of the stock at the end of the business day prior to the sale. As of November 30, 2002, IPS issued 2,200,000 shares to Telvest. Telvest sold 1,519,168 shares in fiscal 2002 for $473,190. As of November 30, 2002, IPS has a subscription receivable related to the sale of stock of $78,190. The remaining 680,832 shares are not considered outstanding as of November 30, 2002.

In August 2002, IPS amended its articles of incorporation to increase the authorized number of common stock from 25,000,000 to 100,000,000.

Note 15 - Preferred Stock

IPS' preferred stock consists of 10,000,000 authorized shares with a par value of $0.01 and a redemption value determined in each of the series noted below. In August 2002, the number of authorized shares was increased from 1,000,000 to 10,000,000. The redemption value is used for the calculation and payment of dividends. There is no liquidation preference between the various series of preferred stock. There is no mandatory redemption feature associated with this stock. Preferred stock consists of the following:

Series A, 3,000 shares (non-voting) authorized, issued and outstanding with cumulative dividends paying 10% for 2001, 12% for 2002, 14% for 2003, and 16% yearly thereafter and a redemption value of $1,000 per share. Series A was issued in exchange for all of the existing preferred stock of PI, the Series A stock redemption fund and the payables associated with the sinking fund and dividends declared but unpaid.

Series B, 5,000 shares (non-voting) authorized, 6% convertible stock with dividends payable quarterly in cash and a redemption value of $1,000 per share. The stock may be converted into common stock at a conversion rate of $3.00. 810 shares were issued and outstanding at November 30, 2002 and 2001 and are convertible through December 2004.

Series C, 15,000 shares (non-voting) authorized, a redemption value of $1,000 per share. The dividends are cumulative, accrue at 12% and are payable monthly. The stock was issued to a related party in exchange for the assumption of approximately $1,107,000 of accrued dividends during the year ended November 30, 2002, $3,420,000 of debt and liabilities during the year ended November 30, 2001, $3,560,000 of debt and liabilities during the year ended November 30, 2000.

Series D, 5,000 convertible shares authorized (non-voting), 625 shares issued and outstanding with a redemption value of $2,000 per share. The dividends are cumulative and accrue at 4% beginning four years after the date of issuance. The shares may be converted into common stock at a conversion rate of 3.00 per share for five years from the date of issuance. 14 shares were sold for $14,430 and 611 shares were sold for $611,000 during the years ended November 30, 2002 and 2001, respectively.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

                                TABLE OF CONTENTS

                                                                             Page
Prospectus Summary                                                             2
Risk Factors                                                                   3
Use Of Proceeds                                                                9
Market For Common Equity And Related Stockholder Matters                       9
Management's Discussion And Analysis Or Plan Of Operation                     10
Business                                                                      16
Management                                                                    21
Certain Relationships And Related Transactions                                24
Security Ownership Of Certain Beneficial Owners And Management                25
Description Of Securities                                                     26
Plan Of Distribution                                                          28
Selling stockholders                                                          00
Legal Matters                                                                 33
Experts                                                                       33
Available Information                                                         34
Index To Financial Statements                                                 35


                             UP TO 4,943,910 SHARES
                                     OF OUR
                                 OF COMMON STOCK







                      Integrated Performance Systems, Inc.










                                ----------------

                                   PROSPECTUS

                                ----------------


                               December ___, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling American Ammunition pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense                    Amount

                                   --------------
SEC Registration fee                 $1,270.18*
Accounting fees and expenses         10,000.00*
Legal fees and expenses              35,000.00*
                      TOTAL         $46,270.18*

                                    ===========



* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Within the past three years, the Registrant sold securities without registration under the Securities Act of 1933, as amended (the "Act") as follows:

         On February 8, 2001, we issued to a third party warrants to acquire 41,667 shares of our common stock for $1.50 per share to the company that factors our receivables. The warrants were immediately exercisable and terminate ten years from the date of issue.

         On February 15, 2001, we issued to a third party warrants to acquire 50,000 shares of IPS' common stock for $1.50 per share to an individual as a finders fee. The warrants were immediately exercisable and terminate ten years from the date of issue.

         On May 5, 2001, we issued a 24% note payable to an individual for $45,000. The note has detachable warrants to purchase 30,000 shares of our common stock for $1.50 per share. The warrants were immediately exercisable and terminate three years from the date of issue.

         On August 31, 2001, 4,775 shares of Series C preferred stock was issued to a third party in exchange for the cancellation of $2,946,000 of debt and liabilities. The Series C preferred stock has redemption value of $1,000 per share. The dividends are cumulative, accrue at 12% and are payable monthly.

         On September 27, 2001 the company issued convertable debentures totaling $30,000 to two unrelated individuals for $30,000 cash. The debentures bear interest at 12% per year and are convertible to common stock at $2.50 per share for five years after issuance.

         On October 2, 2001, we issued a 10% note payable to an individual for $200,000. The note has detachable warrants to purchase 140,000 shares of our common stock for $1.50 per share. The warrants were immediately exercisable and terminate three years from the date of issue.

         From December 2, 2001 to May 15, 2002, 625 shares of Series D preferred stock was issued to individuals in exchange for approximately $625,000. The Series D preferred stock has a redemption value of $2,000 per share. The dividends are cumulative and accrue at 4% beginning four years after the date of issuance. The shares may be converted into common stock at a conversion rate of
3.00 per share for five years from the date of issuance.

         On December 14, 2001, we entered into a Stock Escrow Agreement with Telvest Communications, LLC to sell our common stock at an amount equal to 40% per share of the offer price of the stock at the end of the business day prior to the sale. As of November 30, 2002, Telvest sold 1,519,168 shares for $473,190.

         During the year ending 12/30/01 the company issued 7,500 common shares to a third party for public relations services.

         On May 1, 2002, we issued a 24% note payable to a third party for $75,000. The note has detachable warrants to purchase 50,000 shares of our common stock for $1.50 per share. The warrants are immediately exercisable and terminate three years from the date of issue.

         On July 1, 2002, we issued warrants to purchase 500,000 shares of IPS' common stock for $1.50 per share to three individuals for their participation raising additional capital for IPS. The warrants are immediately exercisable and terminate three years from the date of issue.

         During the year ending 11/30/02 the company issued 30,000 common shares to a third party for consulting services and 10,000 common shares to a third party for merger and acquisition services.

         During the year ending 11/30/02 the company issued 255,033 common shares to 31 unrelated individuals pursuant to an employee option plan.

         During the period from 12/01/02 to 10/31/03 the company issued 36,000 common shares to two third parties for consulting services and 25,000 common shares to a third party for merger and acquisition services.

         From December 1, 2002 to October 31, 2003, Telvest sold an aggregate of 1,844,935 shares of our common stock for an aggregate price of $586,091.

         Effective February 28, 2003, we approved the conversion of 3,000 shares of Series C preferred stock into 3,000,000 shares of IPS' common stock. The Series C preferred is owned by an entity controlled by the majority shareholder and Chairman of the Board of Directors.

         From 02/28/03 to 08/31/03 the company issued 607 shares of Series A preferred stock to a related party for conversion of accrued dividends, with a redemption value of $1,000.00. The dividends are cumulative, accrue at 12%, and are payable monthly.

         From 02/28/03 to 08/31/03 the company issued 86 shares of Series B preferred stock to a third party for conversion of accrued dividends, with a redemptive value of $1,000.00. The dividends are cumulative, accrue at 6%, and are payable quarterly.

         On February 28, 2003 the company issued 120 shares of Series D preferred stock to an unrelated party in exchange for 120 shares of Series C preferred stock, with a redemption value of $2,000 per share. The dividends are cumulative and accrue at 4% beginning four years after date of issuance. The shares may be converted into common stock at a conversion price of $3.00 per share for five years from date of issuance.

         From 03/31/03 to 10/31/03 the company issued 102,000 common shares to unrelated individuals pursuant to Regulation S in exchange for debt forgiveness of $102,000, advanced to the Voium subsidiary.

         On March 31, 2003, IPS finalized an agreement to purchase 48% of a VoIUM Technologies, LTD, a Cayman Islands corporation, which provides various services to the wireless data streaming business in South East Asia. IPS issued 700,000 shares of common stock to the shareholders of the Cayman Islands corporation, 82,500 shares of common stock to creditors of VoIUM, 1,000,000 shares of common stock to the Singapore corporation and converted a $115,000 receivable from the Cayman Islands corporation into its investment in the entity. The investment was valued based on the shares issued using trading price as of March 31, 2003, or $1.50 per share, plus the conversion of a note receivable.

         In October 2003, we signed a Securities Purchase Agreement with La Jolla Cove Investors, Inc. for the sale of a $250,000 8% convertible debenture and a warrant to purchase up 1,666,666 shares of our common stock. The debenture bears interest at 8%, mature in two years from the date of issuance, and is convertible into our common stock. The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price, multiplied by six and two-thirds times the dollar amount of the debenture being converted, divided by the conversion price. The conversion price is equal to the lesser of (i) $1.50; or (ii) 80% of the average of the five lowest volume weighted average price days during the 20 trading days before but not including the conversion date. The warrant may be exercised concurrently or subsequently with a conversion of the debenture and then only for that number of shares of common stock equal to 10 times the principal amount being converted on that conversion date. The exercise price of the warrant is $1.50.

         This offering and sale was deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

         Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

         ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Integrated Performance Systems, Inc., a New York corporation.

         Ex. 2.1 Agreement and Plan of Reorganization by and between Performance
         Interconnect Corp, its undersigned shareholders and Espo's Inc                   *

         Ex. 3.1 Certificate of Incorporation filed in the Office of the
         Secretary of State of the State of New York, November 29, 1990.                  *

         Ex. 3.2 Certificate of Amendment of Certificate of Incorporation filed in the Office of the Secretary of State of the State of New York, July
         17, 1998                                                                         *

         Ex. 3.3 Certificate of Amendment of Certificate of Incorporation filed in the Office of the Secretary of State of the State of New York,
         October 27, 1998.                                                                *

         Ex. 3.4 Certificate of Amendment of Certificate of Incorporation filed in the Office of the Secretary of State of the State of New York, March
         20, 2000.                                                                        *

         Ex. 3.5 Bylaws.                                                                  *

         Ex. 3.6 Certificate of Amendment of the Certificate of Incorporation
         dated March 30, 2001, filed April 4, 2001.                                      ***

         Ex. 4.1 Form of letter describing employee stock option plan.                    *

         Ex. 4.2 Letter agreement dated November 29, 1999, providing for issuance of preferred stock of Espo's to Nations Corp. in exchange for common stock of uniView Technologies Corp. This preferred stock has not
         yet actually been issued.                                                        *

         Ex. 4.3 Letter agreement dated December 27, 1999, providing for issuance of preferred stock of Espo's to CMLP Group Ltd. and
         Winterstone Management Inc., in exchange for Series A preferred stock of Performance Interconnect Corp. This preferred stock has not yet
         actually been issued.                                                            *

         Ex. 4.4 Letter Agreement dated October 9, 1998, providing for issuance of preferred stock of Performance Interconnect Corporation in exchange
         for its promissory notes.                                                        *

         Ex. 4.5 Warrant dated as of October 22, 1997, authorizing the purchase of 4,000,000 shares of common stock of Performance Interconnect Corp.
         at $0.50 per share.                                                              *

         Ex. 4.6 Letter dated February 24, 2000, addressed to Travis Wolff, describing commitment to fund capital requirements of Performance
         Interconnect Corp. through November 30, 2000.                                    *

         Ex. 4.7 Promissory Note dated June 7, 1999, in the principal sum of
         $75,000.00, by Performance Interconnect Corp. in favor of Gay Rowe.              *

         Ex. 4.8 Promissory Note dated May 1, 1999, in the principal sum of
         $200,000.00, by Performance Interconnect Corp.in favor of Gay Rowe.              *

         Ex. 4.9 Promissory Note dated August 31, 1997, in the principal sum of
         $50,000.00, by Varga Investments, Inc., in favor of Ed Stefanko. (Varga
         Investments was a limited partnership formed to acquire I-Con
         Industries.)                                                                     *

         Ex. 4.10 Security Agreement dated August 31, 1997, by and between Ed
         Stefanko, Secured Party, and Varga Investments, Inc., Debtor. (Varga
         Investments was a limited partnership formed to acquire I-Con
         Industries.)                                                                     *

         Ex. 4.11 Letter agreement dated October 15, 1999, by Winterstone
         Management, Inc., and Performance Interconnect Corp,                             *

         Ex. 4.12 Promissory Note dated October 15, 1999, in the principal sum of $619,477.88, by Performance Interconnect Corp. in favor of Nations
         Investment Corp., Ltd.                                                           *

         Ex. 4.13 Promissory Note dated October 15, 1999, in the principal sum of $594,777.69, by Performance Interconnect Corp. in favor of Nations
         Investment Corp.                                                                 *

         Ex. 4.14 Security Agreement dated June 30, 1999, by Winterstone
         Management Inc and Performance Interconnect Corp.                                *

         Ex. 4.15 Note dated September 30, 1999, in the principal sum of
         $250,000.00, by Winterstone Management, Inc., in favor of Zion Capital,
         Inc.                                                                             *

         Ex. 4.16 Secured Promissory Note dated August 12, 1998, in the principal sum of $131,570.00, by Performance Interconnect Corp. in
         favor of FINOVA Capital Corporation.                                             *

         Ex. 4.17 Secured Promissory Note dated August 12, 1998, in the principal sum of $318,430.00, by Performance Interconnect Corp. in
         favor of FINOVA Capital Corporation.                                             *

         Ex. 4.18 Loan and Security Agreement dated as of August 12, 1998, by
         Performance Interconnect Corp. in favor of FINOVA Capital Corporation.           *

         Ex. 4.19 Loan and Security Agreement dated March 25, 1999, by and
         between PC Dynamics of Texas, Inc., and FINOVA Capital Corporation.              *

         Ex. 4.20 Loan Schedule dated March 25, 1999, by PC Dynamics of Texas,
         Inc., and FINOVA Capital Corporation.                                            *

         Ex. 4.21 Subordination and Standstill Agreement dated March 25, 1999, among FINOVA Capital Corporation, M-Wave, Inc., and PC Dynamics of
         Texas, Inc.                                                                      *

         Ex. 4.22 Environmental Certificate and Indemnity Agreement dated as of
         March 25, 1999, by PC Dynamics of Texas, Inc., in favor of FINOVA
         Capital Corporation.                                                             *

         Ex. 4.23 Continuing Personal Guaranty dated March 25, 1999, by D.
         Ronald Allen, guaranteeing obligations of PC Dynamics of Texas, Inc.,
         Borrower, to FINOVA Capital Corporation, Lender.                                 *

         Ex. 4.24 Continuing Corporate Guaranty dated March 25, 1999, by
         Associates Funding Group, Inc., guaranteeing obligations of PC Dynamics
         of Texas, Inc., Borrower, to FINOVA Capital Corporation, Lender.                 *

         Ex. 4.25 Continuing Limited Corporate Guaranty dated March 25, 1999, by
         JH & BC, Inc., guaranteeing obligations of PC Dynamics of Texas, Inc.,
         Borrower, to FINOVA Capital Corporation, Lender.                                 *

         Ex. 4.26 Continuing Corporate Guaranty dated March 25, 1999, by
         Performance Interconnect Corporation, guaranteeing obligations of PC
         Dynamics of Texas, Inc., Borrower, to FINOVA Capital Corporation,
         Lender.                                                                          *

         Ex. 4.27 Continuing Corporate Guaranty dated March 25, 1999, by
         Winterstone Management, Inc., guaranteeing obligations of PC Dynamics
         of Texas, Inc., Borrower, to FINOVA Capital Corporation, Lender.                 *

         Ex. 4.28 Secured Promissory Note dated March 25, 1999, by PC Dynamics
         of Texas, Inc., in favor of FINOVA Capital Corporation.                          *

         Ex. 4.29 Amended and Restated Purchase & Sale Agreement dated March 31,
         1998, by I-Con Industries, Inc., and Performance Interconnect Corp.,
         Sellers, in favor of USA Funding, Inc., Purchaser. This is a sale of
         accounts receivable.                                                             *

         Ex. 4.30 Description of Series D Preferred Stock                                 **

         Ex. 10.1 Letter dated June 2, 1999, by Performance Interconnect Inc. to
         M-Wave Inc.                                                                      *

         Ex. 10.2 Lease of upgrade Mark V Bearing Spindle Drill, S/N 128, dated
         11/12/97, by Excellon Automation Co. in favor of Winterstone
         Management, Inc. and I-Con Industries, Inc.                                      *

         Ex. 10.3 Equipment Lease Agreement dated 5/15/98 by Excello Automation
         Co., in favor of Performance Interconnect, Inc.                                  *

         Ex. 10.4 Guaranty by D. Ronald Allen of amounts set forth in Excellon
         Lease Agreement dated May 15, 1998.                                              *

         Ex. 10.5 Agreement dated as of March 15, 1999, between PC Dynamics,
         Corporation, and PC Dynamics of Texas, Inc.                                      *

         Ex. 10.6 Guaranty dated as of March 15, 1999, by D. Ronald Allen in
         favor of PC Dynamics Corporation.                                                *

         Ex. 10.7 Guaranty dated as of March 15, 1999, by Performance
         Interconnect Corp. in favor of PC Dynamics Corporation.                          *

         Ex. 10.8 Assumption of Liabilities dated March 15, 1999, by PC Dynamics
         of Texas, Inc., in favor of PC Dynamics Corporation.                             *

         Ex. 10.9 Royalty Agreement dated March 15, 1999, between PC Dynamics
         Corporation and PC Dynamics of Texas, Inc.                                       *

         Ex. 10.10 Promissory Note dated March 15, 1999, in the principal sum of
         $773,479.00 by PC Dynamics of Texas, Inc., in favor of PC Dynamics
         Corporation.                                                                     *

         Ex. 10.11 Lease dated as of March 25, 1999, by PC Dynamics Corporation,
         Landlord, and PC Dynamics of Texas, Inc., Tenant.                                *

         Ex. 10.12 Promissory Note dated March 15, 1999, in the principal sum of
         $293,025.00 by PC Dynamics of Texas, Inc., in favor of PC Dynamics
         Corporation.                                                                     *

         Ex. 10.13 Letter dated May 27, 1999, by Joseph A. Turek on behalf of
         M-Wave (parent company of PC Dynamics Corporation) on Poly Circuits
         letterhead to Ron Allen (on behalf of Performance Interconnect.                  *

         Ex. 10.13 Letter agreement with La Jolla

         Ex. 10.14 Letter agreement with La Jolla

         Ex. 10.15 Convertible Debenture with La Jolla

         Ex. 10.16 Warrant agreement with La Jolla

         Ex. 10.17 Registration Rights Agreement with La Jolla

         Ex. 10.18 Securities Purchase Agreement with La Jolla

         Ex. 23.1  Accountant Consent

         Ex. 23.2  Accountant Consent


* Exhibits incorporated by reference to the Company's Registration Statement on Form 10-SB (File No. 1-158211) filed on April 12, 2000.

** Exhibit incorporated by reference to the Company's Quarterly Report for Small Business Issuers Subject to the 1934 Act Reporting Requirements filed on Form 10-QSB dated April 13, 2001.

*** Exhibit incorporated by reference to the Current Report for Issuers Subject to the 1934 Act Reporting Requirements filed on Form 8-K dated April 27, 2001.

**** Filed herewith.

+++ Previously filed

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Intentionally omitted.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on December 15, 2003.

INTEGRATED PERFORMANCE SYSTEMS, INC.

(Registrant)



By: /s/ D. Ronald Allen
    -----------------------------------------
    D. Ronald Allen. President, CEO and CFO

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


          Signature                          Title                                 Date

/s/ D. Ron Allen
----------------------------   President,  Chief  Executive  Officer and     December 15, 2003
D. Ron Allen                       Chief Financial Officer


/s/Brooks Harmon
----------------------------   Director                                      December 15, 2003
Brooks Harmon